UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed
by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under
§240.14a-12
ProFrac Holding Corp.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
[X] No fee required
[   ] Fee paid previously with preliminary materials
[   ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules
14a-6(i)(1)
and
0-11

May 1, 2023

Dear Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of ProFrac Holding Corp. (“ProFrac” or the “Company”) on June 1, 2023, at 9:00 a.m. Central Time. The Annual Meeting will be solely by means of remote communication in an audio-only format, conducted virtually via live webcast on the Internet at www.proxydocs.com/ACDC. There will be no physical location for the Annual Meeting. You will be able to attend and participate in the Annual Meeting online and vote your shares electronically. In addition, although the live webcast is available only to stockholders at the time of the meeting, following completion of the Annual Meeting, a webcast replay will be posted as soon as practicable to our Investor Relations section of our website at https://ir.pfholdingscorp.com.

The matters expected to be acted upon at the Annual Meeting are described in the Proxy Statement (the “Proxy” or “Proxy Statement”). The Annual Meeting materials include the Proxy Statement, our annual report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”) and the Proxy card, each of which is enclosed (collectively, the “Proxy Materials”).

Please use this opportunity to vote on the business to come before the Annual Meeting. You will receive Proxy Materials in paper form, which will be mailed to you on or about May 5, 2023. Only stockholders of record at the close of business on April 6, 2023 may vote at the Annual Meeting and any postponements or adjournments of the meeting. All stockholders are cordially invited to participate in the Annual Meeting and any postponements or adjournments of the meeting. However, to ensure your representation at the Annual Meeting, please vote as soon as possible by using the Internet or telephone, as instructed in your Proxy Materials. Alternatively, you may submit your paper Proxy card by mail. Returning the paper Proxy card or voting electronically does NOT deprive you of your right to participate in the virtual meeting and to vote your shares for the matters acted upon at the meeting.

Your vote is important. Whether or not you expect to attend and participate in the Annual Meeting, please submit your Proxy electronically via the Internet or by telephone, or complete, sign and date the paper Proxy card and return it in the pre-paid envelope provided.

Sincerely,

Matthew D. Wilks

Executive Chairman

PROFRAC HOLDING CORP.

333 Shops Boulevard, Suite 301

Willow Park, TX 76087

(254) 776-3722

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2023

Date, Time and Place:	ProFrac Holding Corp., a Delaware corporation, will hold its Annual Meeting of Stockholders on June 1, 2023 at 9:00 a.m. Central Time via live webcast on the Internet at www.proxydocs.com/ACDC.

Items of Business:	1. To elect the six (6) nominees identified in the accompanying Proxy Statement to serve as directors for the ensuing year (Proposal No. 1);

2. To determine, in a non-binding advisory vote, whether a vote to approve the compensation of our named executive officers should occur every one, two, or three years (Proposal No. 2);

3. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of ProFrac Holding Corp. for the fiscal year ending December 31, 2023 (Proposal No. 3); and

4. To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:

Only Common Stock holders of record at the close of business on April 6, 2023 are entitled to notice of, and to vote, at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination ten (10) days before the Annual Meeting and may be inspected during normal business hours at our offices located at 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087. The list of stockholders will also be available for your review by accessing the meeting website during the Annual Meeting.

Proxy Voting:	Holders of our Class A Common Stock, $0.01 par value per share (the “Common Stock”), are entitled to one vote for each share of Common Stock held as of April 6, 2023.

The approximate date on which the attached Proxy Statement, Proxy card and the Company’s Form 10-K are first being made available to stockholders is May 5, 2023. This Notice is not a form of voting and only presents an overview of the more complete Proxy Materials which have been mailed to you. The Proxy card also includes instructions on how to access our Proxy Materials over the Internet, vote online, by telephone, or by mail. We encourage you to review the Proxy Materials before voting.

By Order of the Board of Directors,
Robert J. Willette Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
May 1, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2023: OUR 2023 PROXY STATEMENT AND PROXY CARD, AS WELL AS OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, ARE AVAILABLE FREE OF CHARGE AT WWW.PROXYDOCS.COM/ACDC.

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PROFRAC HOLDING CORP.

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QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What is the purpose of the meeting?

A:	The purpose of this meeting is for stockholders to act upon the proposals described in this Proxy Statement.

Q:	What proposals are scheduled to be voted on at the meeting?

A:	Stockholders will be asked to vote on the following three proposals at the meeting:

1.

to elect the six (6) directors identified in this Proxy Statement to serve for a one-year term or until each such director’s successor is duly elected and qualified or until each such director’s earlier death, resignation, disqualification or removal (Proposal No. 1);

2.	to determine, in a non-binding advisory vote, whether a vote to approve the compensation of our named executive officers should occur every: one, two, or three years (Proposal No. 2); and

3.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 3).

Q:	Could matters other than Proposal No. 1, Proposal No. 2 and Proposal No. 3 be decided at the meeting?

A:

Our amended and restated bylaws (“Bylaws”), require that we receive advance notice of any proposal to be brought before the meeting by stockholders of ProFrac, and we have not received notice of any such proposals. If any other matters were to come before the meeting, Messrs. Robert Willette and Lance Turner, if appointed as your named proxies in your completed Proxy card, will each individually have the discretion to vote on those matters for you.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	Our Board of Directors recommends that you vote your shares:

•	“FOR” the nominees to the Board (Proposal No. 1);

•	“FOR 1 YEAR” for the option of once every year as the preferred frequency for future advisory votes on executive officer compensation (Proposal No. 2); and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 3).

Q:	Who may vote at the Annual Meeting?

A:

Common Stock holders of record as of the close of business on April 6, 2023, or the Record Date, are entitled to receive notice of, to attend and participate, and to vote at the Annual Meeting. At the close of business on the Record Date, there were 54,741,641 shares of our Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and these Proxy Materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name: Shares Registered in the Name of a Bank, Broker or Nominee

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and these Proxy Materials were forwarded to you by that organization.

Q:	How do I vote?

You may vote in person online during the Annual Meeting or by Internet, mail or telephone as described in your Proxy card.

Your vote is important. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by Proxy to ensure that your vote is counted.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote as follows:

•	by telephone or through the Internet—in order to do so, please follow the instructions shown on your Proxy card;

•	by mail—simply complete, sign and date the enclosed Proxy card and return it before the meeting in the pre-paid envelope provided; or

•

vote in person online at the Annual Meeting—visit www.proxydocs.com/ACDC and vote your shares electronically before the polls close during the Annual Meeting. To participate and vote in the Annual Meeting, you will need the control number included on your Proxy card.

You must register to vote and may do so by following the instructions on your Proxy card. Beneficial owners voting by telephone or Internet may submit votes until the polls are closed at the Annual Meeting. Submitting your Proxy, whether by telephone, through the Internet or by mail will not affect your right to vote in person should you decide to attend and participate in the meeting virtually.

Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee

If you hold your shares in street name, please refer to the voting instructions provided by your bank, broker or other nominee to vote your shares. Beneficial owners voting by telephone or Internet may submit votes until the polls are closed at the Annual Meeting If you want to vote in person online at the Annual Meeting, you must obtain your legal Proxy number from your broker, bank or other nominee and use the information provided on the legal Proxy to access the Annual Meeting.

Q:	How do I vote by Internet or telephone?

A.

If you wish to vote by Internet or telephone, you may do so by following the voting instructions included on your Proxy card. Please have each Proxy card you received in hand when you vote over the Internet or by telephone as you will need information specified therein to submit your vote. The giving of such a telephonic or Internet Proxy will not affect your right to vote (as detailed above) should you decide to attend and participate in the meeting virtually.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Q:	What shares can I vote?

A:

Each share of Common Stock issued and outstanding as of the Record Date is entitled to vote on all items being voted on at the meeting. You may vote all shares of Common Stock owned by you as of the Record Date, including shares held directly in your name as the stockholder of record, and shares of Common Stock held for you as the beneficial owner in street name through a bank, broker or other nominee. All shares of our formerly outstanding Class B common stock, par value $0.01 per share (the “Class B Common Stock”) were surrendered and canceled pursuant to the Redemption (as defined below). Consequently, no shares of Class B Common Stock remain issued or outstanding, and no shares of Class B Common Stock will be voted at the Annual Meeting. Please see “Certain Relationships and Related Party Transactions—Redemption” for more information regarding the Redemption.

Q:	How many votes am I entitled to per share?

A:	Each share of Common Stock entitles its holder to one vote on each matter submitted to our stockholders.

Q:	What is the quorum requirement for the meeting?

A:

The holders of a majority of the aggregate voting power of the shares of our Common Stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date must be present in person or represented by Proxy at the Annual Meeting in order to hold, and conduct business at, the Annual Meeting. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person virtually at the Annual Meeting or if you have properly submitted a Proxy. On the Record Date, there were 54,741,641 shares of Common Stock outstanding and entitled to vote. Thus, the holders of at least 27,370,821 shares of Common Stock must be present virtually or represented by proxy at the Annual Meeting to have a quorum.

Q:	How are abstentions and broker non-votes treated?

A:

Abstentions (i.e., shares present at the Annual Meeting and marked “abstain”) are deemed to be shares presented or represented by Proxy and entitled to vote, and are counted for purposes of determining whether a quorum is present.

A broker non-vote occurs when the beneficial owner of shares fails to provide the bank, broker or other nominee that holds the shares with specific instructions on how to vote on any “non-routine” matters brought to a vote at the stockholders meeting. In this situation, the bank, broker or other nominee will not vote on the “non-routine” matters. Broker non-votes are counted for purposes of determining whether a quorum is present.

For Proposal No. 1, votes that are withheld from a director’s election and broker non-votes are not treated as votes cast “for” or “against” the proposal and, therefore will have no effect on the outcome of the vote. For Proposal No. 2, abstentions and broker non-votes are not treated as votes cast “for” or “against” the proposal and, therefore, will have no effect on the outcome of the vote. For Proposal No. 3, abstentions and broker non-votes are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” such a proposal.

Note that if you are a beneficial holder, banks, brokers and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 3). A bank, broker or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. This year, the “non-routine” matters relate to the election of directors (Proposal No. 1) and the advisory vote regarding the frequency of a stockholder advisory vote on executive officer compensation (Proposal No. 2). Accordingly, we encourage you to provide voting instructions to your bank, broker or other nominee whether or not you plan to attend the meeting.

Q:	What is the vote required for each proposal?

A:	The votes required to approve each proposal are as follows:

•

Proposal No. 1: The election of a director by the stockholders at the Annual Meeting shall be by a plurality of votes cast by the holders of shares entitled to vote in the election. This means that the director nominees receiving the most affirmative votes are elected to the Board of Directors. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors.

•	Proposal No. 2: Approval requires the affirmative vote of a majority of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote.

•	Proposal No. 3: Approval requires the affirmative vote of a majority of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote.

Q:	If I submit a Proxy, how will it be voted?

A:

When Proxies are properly dated, executed and returned, the shares represented by such Proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the Proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the Proxy holders can vote your shares on the new meeting date as well, unless you have revoked your Proxy instructions, as described below under “Can I change my vote or revoke my Proxy?”

Q:	What should I do if I get more than one Proxy or voting instruction card?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of the Proxy Materials and multiple Proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of Proxy Materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of Proxy Materials.

You should vote in accordance with all of the Proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are voted and counted.

Q:	Can I change my vote or revoke my Proxy?

A:	You may change your vote or revoke your Proxy at any time prior to the polls closing at the Annual Meeting.

If you are the stockholder of record, you may change your vote by:

•	granting a new Proxy bearing a later date (which automatically revokes the earlier Proxy) using any of the methods described above (and until the applicable deadline for each method);

•	providing a written notice of revocation to our Corporate Secretary at ProFrac Holding Corp., 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087, prior to your shares being voted; or

•

participating in the Annual Meeting and voting electronically online at www.proxydocs.com/ACDC. Participation alone at the Annual Meeting will not cause your previously granted Proxy to be revoked unless you specifically vote during the meeting.

Please note, however, that if your shares are held of record by a bank, broker or other nominee and you wish to revoke a Proxy, you must contact that firm to revoke any prior voting instructions.

Q:	How can I attend the Annual Meeting in person?

A:	There is no physical location for the Annual Meeting. You are invited to attend the Annual Meeting by participating virtually if you are a Common Stock holder of record as of the Record Date.

Q.	How can I participate in the Annual Meeting?

A:

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. To attend, vote and submit questions during the Annual Meeting, Common Stock holders of record must use their control number on their Proxy card to log into www.proxydocs.com/ACDC. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their bank, brokerage or other nominee’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by their bank, broker or other nominee.

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. The meeting webcast will begin promptly at 9:00 a.m. Central Time. We encourage you to access the meeting prior to the start time. We plan to have a webcast replay which will be posted as soon as practicable to the Investor Relations section of our website, which is located at https://ir.pfholdingscorp.com.

Q.	Will I be able to ask questions and have these questions answered during the Annual Meeting?

A:

You may ask questions and have questions answered during the Annual Meeting. Common Stock holders who wish to submit a question in advance may do so by visiting our Annual Meeting website at www.proxydocs.com/ACDC. Stockholders also may submit questions live during the meeting. We plan to reserve some time for stockholder questions to be read and answered by Company personnel during the Annual Meeting. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting, as time permits. Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, relating to rules of conduct, and other materials for the Annual Meeting will be available online and are accessible following the instructions on your Proxy card.

Q:	What if I have technical difficulties or trouble accessing the virtual meeting website?

A:	If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, a phone number will be posted on the website to connect you to technical support.

Q:	Why is the Annual Meeting being held only online?

A:	A virtual Annual Meeting provides expanded access and greater participation from any location around the world, improved communication and cost savings for our stockholders and the Company.

Q:	How can I get electronic access to the Proxy Materials?

A:	The Proxy card will provide you with instructions regarding how to:

•	view our Proxy Materials for the meeting through the Internet; and

•	instruct us to send our future Proxy Materials to you electronically by email.

If you choose to receive future Proxy Materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the Proxy voting site. Your election to receive Proxy materials by email will remain in effect until you terminate it.

Q:	Is there a list of stockholders entitled to vote at the Annual Meeting?

A:

The list of Common Stock holders of record entitled to vote at the Annual Meeting will be available and may be inspected during normal business hours for a period of at least ten (10) days prior to the Annual Meeting at our offices located at 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087. The list of Common Stock holders will also be available for your review by accessing the meeting website during the Annual Meeting.

Q:	Who will tabulate the votes?

A:	Representatives of Mediant will serve as the Inspector of Elections and will tabulate the votes at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting.

Q:	I share an address with another stockholder, and we received only one paper copy of the Proxy Materials. How may I obtain an additional copy of the Proxy Materials?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.” If you wish to opt out of householding, and would like separate copies of the Proxy Materials mailed to each stockholder sharing your address, or if you are receiving multiple copies and would like to receive a single copy, please contact American Stock Transfer &

Trust Company, LLC by telephone at (800) 837-5449, through its website at https://www.astfinancial.com/ or by mail at 6201 15th Avenue Brooklyn, NY 11219. Beneficial owners (street name stockholders) sharing an address who are receiving multiple copies of the Proxy Materials, and other stockholder communications and who wish to receive a single copy of such materials in the future will need to contact their bank, broker or other nominee to request that only a single copy of such materials be mailed to all stockholders at the shared address in the future.

Q:	What if I have questions about my ProFrac shares or need to change my mailing address?

A:

You may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 837-5449, through its website at https://www.astfinancial.com/ or by U.S. mail at 6201 15th Avenue Brooklyn, NY 11219, if you have questions about your ProFrac shares or need to change your mailing address.

Q:	Who is soliciting my Proxy and paying for the expense of solicitation?

A:

The Proxy for the Annual Meeting is being solicited on behalf of our Board. We will pay the cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding Proxy Materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. If you choose to access the Proxy Materials or vote via the Internet or by phone, you are responsible for any Internet access or phone charges you may incur.

Q:	What are the requirements to propose actions for consideration to be included in our Proxy Materials for our 2024 Annual Meeting of Stockholders?

Requirements for stockholder proposals to be considered for inclusion in our Proxy Materials for our 2024 Annual Meeting:

Our Bylaws provide that stockholders may present proposals for inclusion in our proxy statement by submitting their proposals in writing to our Corporate Secretary at 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and related SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. To be included in the proxy statement for our 2024 Annual Meeting of Stockholders, stockholder proposals must be received by our Corporate Secretary no later than March 1, 2024 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

Requirements for stockholder proposals to be presented at our 2024 Annual Meeting:

Additionally, our Bylaws provide that stockholders may present proposals to be considered at an annual meeting by providing timely notice to our Corporate Secretary at 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087. To be timely for our 2024 Annual Meeting, our Corporate Secretary must receive the written notice at the address noted above:

•	not earlier than the close of business on February 2, 2024; and

•	not later than the close of business on March 1, 2024.

If we hold our 2024 Annual Meeting of Stockholders more than thirty (30) days before or more than sixty (60) days after June 1, 2024 (the one-year anniversary date of the Annual Meeting), then notice of a stockholder proposal must be received by our Corporate Secretary not later than the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made.

A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our Bylaws. If a stockholder who has notified the Company of such stockholder’s intention to present a proposal at an annual meeting does not appear to present such stockholder’s proposal at such meeting, the Company does not need to present the proposal for vote at such meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We have a strong commitment to good corporate governance practices. These practices provide an important framework within which our Board of Directors (the “Board”), its committees and our management can pursue our strategic objectives in order to promote the interests of our stockholders.

Board Leadership Structure

Our Board does not have a policy regarding separation of the roles of chief executive officer and chairman of the board. The Board believes it is in our best interests to make that determination from time to time based on circumstances.

Mr. Johnathan L. Wilks serves as our Chief Executive Officer and Mr. Matthew D. Wilks serves as our Executive Chairman of the Board (our principal executive officer or “PEO”). Our Board believes that this leadership structure, separating the Executive Chairman and Chief Executive Officer roles, is appropriate for the Company at this time, since it allows Mr. Johnathan L. Wilks to focus on the day-to-day operation of the business and operational leadership. At the same time, Mr. Matthew D. Wilks can focus on the strategic direction of the Company and leadership of the Board, including calling and presiding over meetings of the Board and serving as a liaison and supplemental channel of communication between the Board and the Chief Executive Officer.

Board Role in Risk Oversight

Consistent with our Corporate Governance Guidelines, our Board reviews the process for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by our Audit Committee (as defined below), which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director qualification standards, board committee structure and functions and other policies for the governance of our Company. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https://ir.pfholdingscorp.com by clicking on “Governance Documents” under the “Governance” section of our website. Our Corporate Governance Guidelines are subject to modification from time to time by our Board as it may deem appropriate and in the best interests of the Company and its stockholders, or as required by applicable laws and regulations.

Board and Committees

Our Board consists of six (6) directors, three of whom satisfy the independence requirements of the Exchange Act and the Nasdaq Global Select Market (“Nasdaq”) listing standards. Our Board has determined that Theresa Glebocki, Gerald Haddock and Stacy Nieuwoudt are independent within the meaning of the Nasdaq listing standards currently in effect and Rule 10A-3 of the Exchange Act.

Our second amended and restated certificate of incorporation (“Certificate of Incorporation”) provides that the terms of office of the directors are from the time of their election until the next annual meeting of stockholders or until their successors are duly elected and qualified. Our Certificate of Incorporation provides that the number of directors will be fixed from time to time exclusively by our Board pursuant to a resolution adopted by a majority of the whole Board. In addition, our Certificate of Incorporation and our Bylaws provide that, in general, vacancies on the board may be filled by a majority of directors in office, although less than a quorum. Certain provisions of our Certificate of Incorporation relating to the nomination and service of our directors are subject to the terms of the ProFrac Stockholders’ Agreement (as defined below), which is described below under “Nominations Process and Director Qualifications—Nomination to our Board.”

Our standing committees are our Audit Committee and Compensation Committee, described below. Pursuant to our Bylaws, our Board may, from time to time, establish other committees to facilitate the management of our business and operations.

Status as a Controlled Company

Because Messrs. Dan Wilks and Farris Wilks and entities owned by or affiliated by them (collectively, the “Wilks Parties”) beneficially own 129,113,223 shares of our Common Stock, representing approximately 81.3% of the voting power of ProFrac as of April 14, 2023 (which reflect the Redemption), we are a controlled company under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and rules of Nasdaq, as we have been since the time of our initial public offering in May of 2022. Additionally, the Wilks Parties are currently, and we expect that they will continue to be, deemed a group for purposes of certain rules and regulations of the SEC as a result of the ProFrac Stockholders’ Agreement (as defined below). Under the Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors as defined under the rules of Nasdaq;

•

director nominees be selected or recommended for the Board’s selection by independent directors constituting a majority of the Board’s independent directors or by a nominating committee composed entirely of independent directors, with a written charter or board resolution, as applicable, addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. We currently intend to continue to utilize some or all of these exemptions. For example, our Board does not currently consist of a majority of independent directors and our director nominees are not selected or recommended for the Board’s selection by our independent directors. We currently maintain a compensation committee composed entirely of independent directors, with a written charter, but we are not required to do so for as long as we remain a controlled company. Accordingly, in light of our controlled company status, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. As a controlled company, we are subject to rules of Sarbanes-Oxley that require us to have an audit committee composed entirely of independent directors. If at any time we cease to be a controlled company, we will take all action necessary to comply with Sarbanes-Oxley and the rules of Nasdaq, including by appointing a majority of independent directors to our Board and ensuring we have a compensation committee composed of independent directors, subject to a permitted “phase-in” period.

Audit Committee

Our Board has established an audit committee (the “Audit Committee”) whose functions include the following:

•

assist the Board in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent accountant’s qualifications and independence, and our accounting and financial reporting processes and the audits of our financial statements;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	oversee the organization and performance of the Company’s internal audit function;

•	oversee the Company’s risk assessment and risk management practices and policies, including with respect to cybersecurity risk;

•	approve audit and non-audit services to be performed by our independent accountants; and

•	perform such other functions as the Board may from time to time assign to the Audit Committee.

Our Audit Committee consists of Theresa Glebocki, Gerald Haddock and Stacy Nieuwoudt, with Ms. Glebocki serving as Chairwoman, all of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards, all of whom qualify as “Audit Committee financial experts” as defined under these rules and listing standards, and all of whom satisfy the financial literacy and sophistication standards for Audit Committee members under the Exchange Act and Nasdaq listing standards. Therefore, our Audit Committee is composed of three (3) members that satisfy the independence requirements of the Exchange Act and Nasdaq listing standards. Our Audit Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://ir.pfholdingscorp.com.

Compensation Committee

Our Board has established a compensation committee (the “Compensation Committee”) which is comprised of Theresa Glebocki, Gerald Haddock and Stacy Nieuwoudt, with Ms. Nieuwoudt serving as Chairwoman. This committee establishes salaries, incentives and other forms of compensation for executive officers and directors. The Compensation Committee also administers our 2022 Long Term Incentive Plan (the “2022 LTIP”). Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:

•	reviewing, approving and determining, the compensation program and compensation of our executive officers;

•	monitoring our incentive and equity-based compensation plans;

•

reviewing and discussing with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements, information statements or similar documents;

•	reviewing and approving the creation or revision of any clawback policy allowing us to recoup compensation paid to current and former employees;

•	reviewing our compensation policies for elements of risk; and

•	preparing the Compensation Committee report required to be presented to the Board.

Our Compensation Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://ir.pfholdingscorp.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as one of our executive officers or employees or at any of our subsidiaries. In addition, none of our executive officers served as a director or as a member of the compensation committee of a company which employs any of our directors.

Anti-Hedging and Pledging Policy

Pursuant to our Insider Trading Policy, the Company’s directors, officers and employees as well as certain other persons named therein (collectively, the “Covered Persons”) may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may result in a Covered Person becoming the beneficial owner of such Company securities without taking on the full risks and rewards of ownership, and therefore such Covered Person’s interests may not align with those of the Company’s stockholders generally.

Board and Committee Meetings and Attendance

Our Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. From May 17, 2022 through December 31, 2022, our Board met eleven (11) times; our Audit Committee met eleven (11) times; and our Compensation Committee met nine (9) times.

From May 17, 2022 through December 31, 2022, each member of our Board attended 100% of all meetings of our Board and committee meetings on which such member served that were held during the period in which such director served.

In May 2022, our Board appointed a Special Committee to, among other things, review, evaluate and consider a potential transaction involving the acquisition of U.S. Well Services, Inc. Theresa Glebocki, Gerald Haddock and Stacy Nieuwoudt were appointed to serve as members of the Special Committee. From May 2022 to November 2022, the Special Committee met a total of twenty-seven (27) times.

Board Attendance at Annual Meeting of Stockholders

Our policy is to invite and encourage each member of our Board to be present at our annual meetings of stockholders. The 2023 Annual Meeting of Stockholders will be our first annual meeting of stockholders.

Communication with Directors

Stockholders who wish to communicate with our Board as a group, our independent directors as a group, a committee of our Board or a specific member of our Board (including our Executive Chairman) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of our Board, our independent directors as a group, a committee of our Board or a specific member of our Board (including our Executive Chairman) as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our Board will not be provided to directors.

The address for these communications is:

ProFrac Holding Corp.

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Attn: Corporate Secretary

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, which is available on our website at ir.pfholdingscorp.com.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to our Board

Candidates for nomination to our Board are selected by our principal stockholders and the Board in accordance with our Certificate of Incorporation, and our Bylaws, and are subject to the provisions of the ProFrac Stockholders’ Agreement, dated as of May 17, 2022 (as amended on January 13, 2023, the “ProFrac Stockholders’ Agreement”), by and among the Company, THRC Holdings, LP (together with any other member of the THRC Group (as defined therein) executing a joinder thereto, the “THRC Parties”), Farris C. Wilks, FARJO Holdings, LP (“FARJO”), and the Farris and Jo Ann Wilks 2022 Family Trust (together with Farris Wilks, FARJO and any other member of the Farris Group (as defined therein) executing a joinder thereto, the “Farris Parties”). In selecting candidates for nomination to the Board, the Board also adheres to the Company’s Corporate Governance Guidelines and the criteria approved regarding director candidate qualifications. Pursuant to the terms of the ProFrac Stockholders’ Agreement, nominees to the Company Board shall be comprised of (i) one director designated by the THRC Parties (“THRC Designee” or “THRC Director”); (ii) two directors designated by the Farris Parties (each, a “Farris Designee” or “Farris Director” and together, with the THRC Designee, the “Principal Stockholder Designees”); and (iii) three independent directors designated by the Company.

As principal stockholders (“Principal Stockholders”), the THRC Parties and Farris Parties may nominate any Principal Stockholder Designee who they believe satisfies the requirements for service to the Company’s Board, in accordance with the Company’s Certificate of Incorporation, Bylaws, rules and regulations of Nasdaq or applicable law. Once a Principal Stockholder Designee is identified, the Board promptly and in good faith considers the merits and qualifications of the Principal Stockholder Designee. Upon their nomination to the Board and from time to time thereafter, if reasonably requested by the Principal Stockholder, the Board may also consider in good faith whether any Principal Stockholder Designee qualifies as a Company Independent Director (as defined in the ProFrac Stockholders’ Agreement). Additional information regarding the process for properly submitting stockholder nominations for candidates for nomination to our Board is set forth above under “Requirements for stockholder proposals to be considered for inclusion in our Proxy Materials for our 2024 Annual Meeting” and “Requirements for stockholder proposals to be presented at our 2024 Annual Meeting.”

Director Qualifications

Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our Board from time to time, our Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines and the charters of the committees of our Board. When considering nominees, our Board may take into consideration many factors including, among other things, a candidate’s experience in corporate management, professional and academic experience relevant to the Company’s industry and strategic plan, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our Board in the context of its existing composition. Our Board does not have a formal policy with respect to diversity and inclusion; however, it affirms the value placed on diversity within our Company. The brief biographical description of each director set forth in “Proposal No. 1: Election of Directors” below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board currently consists of six (6) directors. All of our current directors will stand for re-election at the Annual Meeting. Our Board proposes that each of the nominees named below be elected as a director for a one-year term expiring at our 2024 Annual Meeting of Stockholders, or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Unless otherwise instructed, shares represented by proxies will be voted “FOR” the election of each of the nominees named below. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than six (6) directors. Stockholders may not cumulate votes for the election of directors.

Nominees to Our Board

The nominees and their ages, occupations and lengths of service on our Board as of May 1, 2023 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name	Age	Position	Director Since
Matthew D. Wilks	40	Executive Chairman	May 2022
Theresa Glebocki (1)(2)	61	Director	May 2022
Gerald Haddock (1)(2)	75	Director	May 2022
Sergei Krylov	45	Director	May 2022
Stacy Nieuwoudt (1)(2)	43	Director	May 2022
James C. Randle, Jr.	62	Director	January 2023

(1)	Members of our Audit Committee
(2)	Members of our Compensation Committee

Matthew D. Wilks has served as Executive Chairman of our Board since May 2022 and has served as President of ProFrac Services, LLC. since October 2018. Previously, Mr. Wilks served as Chief Financial Officer of ProFrac Services, LLC from May 2017 to August 2021, and returned to ProFrac Services, LLC as interim Chief Financial Officer from January 2022 until March 2022. Mr. Wilks has also served as Vice President, Investments for the Wilks Brothers, LLC since January 2012. From 2010 to 2012, Mr. Wilks served as Vice President of Logistics for FTS International, Inc. Additionally, Mr. Wilks served as a member of the board of directors of Approach Resources, Inc., an E&P company focused on the exploration, development and production of unconventional oil and gas resources in the United States. We believe that Mr. Wilks’ background in numerous roles specific to ProFrac and his familial connection to ProFrac’s founders as the son of Dan Wilks and nephew of Farris Wilks, allow him to engage in board deliberations with valuable insight and experience.

Theresa Glebocki has served on our Board since May 2022 and currently serves as Chairwoman of the Audit Committee and as a member of the Compensation Committee. In March 2023, Ms. Glebocki was appointed to serve as President and General Manager of Delaware Park Racing Association. Ms. Glebocki formerly served as Chief Executive Officer of Ocean Casino from December 2019 through October 2021. From February 2019 to December 2019, Ms. Glebocki served as Chief Financial Officer of Ocean Casino. Prior to that, Ms. Glebocki served as Executive Vice President, Chief Financial Officer, and Treasurer of Tropicana Entertainment Inc. from April 2015 to October 2018. Ms. Glebocki has also served as Vice President of Finance and Chief Financial Officer of Revel Entertainment Group LLC from June 2007 to April 2015. Ms. Glebocki holds a B.S. from Lehigh University. We believe that Ms. Glebocki’s leadership skills and experience, including serving as an executive officer for several companies, will bring valuable insights to our Board and qualifies her to serve as a director.

Gerald Haddock has served on our Board since May 2022 and currently serves as a member of each of the Audit Committee and Compensation Committee. Mr. Haddock founded Haddock Enterprises, LLC in 2000 and has served as its President since such time. Mr. Haddock was appointed to serve as a director of Silver Star Properties Reit Inc. in June 2000 and currently serves as chairman of its nominating and corporate governance committee, and in October 2022, he was named lead director. He has also served as a director of Meritage Homes Corporation since January 2005, and was appointed as chairman of its nominating and corporate governance committee in January 2006, having previously served on the audit committee from January 2009 to

December 2018. Previously, Mr. Haddock served as a director of Union Acquisition Corp. I. and Union Acquisition Corp. II. From 1986 to 2020, Mr. Haddock served as director of Valaris, Plc. (formerly ESCO International, Plc.) where he led much of its mergers and acquisitions and oversaw strategic development. Mr. Haddock formerly served as President and Chief Operating Officer of Crescent Real Estate Equities Company from 1994 to 1999, including serving as its Chief Executive Officer from 1996 to 1999. Mr. Haddock serves on the board of the CEELI Institute and has previously served on the board of trustees for Baylor College of Medicine in Houston and as a member of various other committees for Baylor University and at Baylor College of Medicine. Those committees included the Executive Investment Committee at Baylor University and Baylor College of Medicine. Mr. Haddock has also previously served on the board of the M.D. Anderson Proton Therapy Education and Research Foundation. Mr. Haddock holds a B.B.A and J.D. from Baylor University. He also holds an L.L.M in Taxation from New York University School of Law and an M.B.A. from Dallas Baptist University. We believe that Mr. Haddock’s significant and extensive experience advising multiple companies across a breadth of industries, combined with his understanding and background in business will bring proven leadership and business and industry acumen to the Board and make him qualified to serve as a director.

Sergei Krylov has served on our Board since May 2022. Mr. Krylov has been in the energy industry for more than 20 years as an executive officer, an investment banker and an investor. Currently, Mr. Krylov serves as Investment Partner and Chief Financial Officer of Wilks Brothers, LLC. Prior to that, from September 2019 to December 2020, Mr. Krylov served as President and Chief Executive Officer at Approach Resources Inc., a Nasdaq listed exploration and production company focused on Permian basin (“Approach”). He was previously the Chief Executive Officer and Chief Financial Officer at Approach from April 2019 to September 2019. And from January 2014 to April 2019, Mr. Krylov served as Executive Vice President and Chief Financial Officer at Approach. From 2000 to 2013, Mr. Krylov worked at J.P. Morgan Securities LLC in the Energy Investment Banking group in New York and Houston, where he most recently served as Managing Director. In addition, he currently serves as a board director at Dawson Geophysical Company. During his career Mr. Krylov has executed numerous mergers and acquisitions, capital markets offerings and financial restructurings. Mr. Krylov holds a B.B.A. in Finance from Pace University. We believe that Mr. Krylov’s skills and experience, particularly his financial expertise and understanding of capital markets, knowledge of the oil and gas industry and his public company executive experience make him qualified to serve as a director.

Stacy Nieuwoudt has served on our Board since May 2022 and currently serves as Chairwoman of the Compensation Committee and as a member of the Audit Committee. From November 2017 through the present, Ms. Nieuwoudt has been a private investor. From November 2017 to November 2019, Ms. Nieuwoudt served as a Senior Energy and Industrials Analyst at Aptigon Capital, a Citadel Company. Prior to that, Ms. Nieuwoudt served as an Energy Equities Analyst at Surveyor Capital, a Citadel Company, from September 2010 to November 2017. Since January 2021, Ms. Nieuwoudt has served as a director of Independence Contract Drilling. Ms. Nieuwoudt holds a B.A. from Rice University. We believe that Ms. Nieuwoudt’s skills and experience, particularly her specialized knowledge, background and expertise in the energy industry, combined with her understanding of capital markets and career- long experience covering the energy industry qualify her to serve on our Board.

James C. “Coy” Randle, Jr. has served on our Board since January 2023. Mr. Randle joined ProFrac in May 2018 as the Senior Vice President of Operations and Maintenance and in October 2018, was appointed the Chief Operating Officer and served in that role from October 2018 to January 2023. Mr. Randle has over 41 years’ experience in the energy industry. Prior to joining ProFrac, Mr. Randle provided technical consulting services for Nolan Transportation Group. Mr. Randle served as President and Chief Operating Officer of FTS International, Inc. from March 2010 to October 2015 and as Senior Vice President of Operations from January 2008 to March 2010. We believe that Mr. Randle’s significant and extensive experience in the energy industry, combined with his understanding and background in business will bring proven leadership and business and industry acumen to the Board and make him qualified to serve as a director.

Family Relationships

Johnathan L. Wilks and Matthew D. Wilks are first cousins and the sons of our founders and principal stockholders, Farris and Dan Wilks, respectively.

Board Diversity Matrix as of May 1, 2023

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	2	-	2
Part II: Demographic Background	-	-	-	-
African American or Black	-	-	-	-
Alaskan Native or Native American	-	1	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	2	-	-
Two or More Races or Ethnicities	-	2	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	2

Director Compensation

We have adopted a comprehensive director compensation program in order to attract and retain qualified non-employee directors who are essential to our future success, growth, and governance. Under the director compensation program, during 2022, each non-employee director was entitled to receive the following compensation:

•	an annual cash retainer of $142,500 and an annual cash retainer of $95,000 for each calendar year thereafter;

•	an additional cash retainer of $20,000 for the chair of the Audit Committee;

•	an additional cash retainer of $15,000 for the chair of the Compensation Committee;

•	an annual equity-based award with an aggregate fair market value of approximately $150,000 on the grant date that will vest following a one-year vesting period; and

•	an additional cash fee of $1,500 for attendance at each meeting of our Board or a committee thereof.

In addition to the annual equity-based award described above, following the completion of our initial public offering (“IPO”) on May 17, 2022, our non-employee directors received a one-time equity-based award with an aggregate fair market value of approximately $285,000 on the applicable grant date that will vest in substantially equal installments on each of the first, second and third anniversaries of the completion of our IPO. Both awards were granted in the form of RSU awards.

In May 2022, our Board appointed a Special Committee to, among other things, review, evaluate and consider a potential transaction involving the acquisition of U.S. Well Services, Inc. Theresa Glebocki, Gerald Haddock and Stacy Nieuwoudt were appointed to serve as members of the Special Committee. The Special Committee was entitled to an additional cash fee of $1,500 for attendance at each meeting.

Director Compensation Table for 2022 Fiscal Year

The table below sets forth the compensation of our non-employee directors received for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Theresa Glebocki	249,500.00	432,571	682,071
Gerald Haddock	228,000.00	432,571	660,571
Sergei Krylov	154,500.00	432,571	587,071
Stacy Nieuwoudt	244,500.00	432,571	677,071

(1)

Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718, Compensation — Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 10—Stock-Based Compensation” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the director.

(2)	As of December 31, 2022, the number of unvested restricted stock unit awards held by our directors was 96,664.

Non-Employee Director Compensation Arrangements

Under the director compensation program, members of our Board who are also employees will not receive additional compensation for their service as directors. Each director is entitled to be reimbursed for reasonable and necessary travel and miscellaneous expenses incurred to attend meetings and activities of the Board or any of its committees. Each director is also indemnified by us for actions associated with serving as a director to the fullest extent permitted under Delaware law.

OUR BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR ELECTION AS DIRECTORS FOR PROPOSAL NO. 1

PROPOSAL NO. 2: ADVISORY VOTE ON THE FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company is also granting stockholders the opportunity to cast a non-binding advisory vote to express a preference regarding the frequency of future stockholder advisory votes to approve the compensation of the Company’s named executive officers. In voting on this proposal, you will be asked to select from the following four options: whether the advisory vote should occur every one, two or three years, or to abstain from voting on the proposal. For the reasons explained below, the Board recommends that you vote for a one-year frequency.

After careful consideration, the Board has determined that holding an advisory vote to approve the compensation of the Company’s named executive officers on an annual basis is the most appropriate policy for the Company and its stockholders at this time. The Board is making this recommendation based on several considerations, including the fact that holding the advisory vote annually will allow stockholders to react promptly in emerging trends in compensation practices and to engage in meaningful dialogue between stockholders and the Company on a yearly basis, allowing the Board to implement such recommendations more effectively on a timely manner.

The option of every one, two or three years that receives the most votes will be considered to be the frequency for the advisory vote to approve named executive officer compensation that has been selected by the Company’s stockholders. The Compensation Committee and the Board will consider the stockholder vote when deciding how often an advisory vote to approve named executive officer compensation will be requested from the Company’s stockholders. Because this vote is advisory, and not binding on the Company, the Compensation Committee or the Board, the Board may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote to approve named executive officer compensation more or less frequently than the option selected by the Company’s stockholders.

OUR BOARD RECOMMENDS A VOTE FOR THE OPTION OF “FOR 1 YEAR” FOR PROPOSAL NO. 2.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratifying Our Certifying Accountants for 2023

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2023, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Grant Thornton for ratification by stockholders as a matter of good corporate practice.

Grant Thornton has continuously served as our independent registered public accounting firm since 2018. A representative of Grant Thornton will be available during the meeting to make a statement if such representative desires to do so.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed to us by Grant Thornton for professional services rendered for the fiscal year ending on December 31, 2022 and December 31, 2021.

Grant Thornton LLP	Year Ended December 31,
	2022	2021
Audit Fees	$1,463,867	$511,025
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,463,867	$511,025

(1)

Includes fees for audits of annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” with or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) unless and only to the extent that we specifically incorporate it by reference.

Primary Oversight Responsibilities

Management is responsible for the Company’s financial reporting process, including the responsibility to prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States (GAAP). The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP, or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s responsibilities are described in a written charter. A copy of the Audit Committee’s current charter is publicly available on our website at https://ir.pfholdingscorp.com.

Oversight of Independent Auditors

In connection with the evaluation, appointment and retention of the independent registered public accounting firm, at least annually the Audit Committee reviews and evaluates the independence and quality control procedures of the independent registered public accounting firm and the experience and qualifications of its senior personnel providing audit services to the Company. In this evaluation, the Audit Committee may consider, among other factors, the following with respect to the independent registered public accounting firm: their historical and recent performance on our audit, the quality and candor of their communications with the both the Audit Committee and management, the depth of expertise of their audit team and the value provided by their national office, the appropriateness of their fees, how effectively they maintained their independence, their tenure as our independent auditors, their knowledge of our operations, accounting policies and practices, and external data relating to audit quality and performance by them and their peer firms. Based on this overall evaluation, the Audit Committee retained Grant Thornton as our independent registered public accounting firm for 2022.

2022 Audited Financial Statements

In fulfilling our oversight role for the year ended December 31, 2022, our Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2022 with management and Grant Thornton. Our Audit Committee has also discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

Our Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its charter, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Submitted by the Audit Committee

Theresa Glebocki, Chair

Stacy Nieuwoudt

Gerald Haddock

EXECUTIVE OFFICERS

The following table and narrative description sets forth certain information concerning our executive officers as of the date of the Proxy:

Name	Age	Position

Matthew D. Wilks	40	Executive Chairman

Johnathan L. Wilks	38	Chief Executive Officer

Lance Turner	43	Chief Financial Officer

Blaine Wilbanks	40	Chief Operating Officer

Matthew Greenwood	39	Chief Commercial Officer

Robert Willette	48	Chief Legal Officer, Chief Compliance Officer and Secretary

Heather Klein	35	Chief Administrative Officer

Matthew D. Wilks. For a brief biography of Mr. Wilks, please see “Proposal No. 1: Election of Directors.”

Johnathan L. Wilks has served as our Chief Executive Officer since May 2022. Mr. Wilks cofounded ProFrac Services, LLC and has served as its Chief Executive Officer since May 2016. From October 2012 to July 2020, Mr. Wilks served as Vice President of Breckenridge Geophysical, Inc. Mr. Wilks owns a controlling interest in two private E&P companies. Mr. Wilks currently sits on the board of directors of Cisco Safe, the Cisco Recreation Foundation and 13 Foundation. From March 2008 to July 2011, Mr. Wilks served as VP of Logistics of FTS International, Inc. Additionally, Mr. Wilks is an executive officer at Wilks Brothers, LLC and has an extensive background with ProFrac arising from his familial connection to ProFrac’s founders as the son of Farris Wilks and nephew of Dan Wilks.

Lance Turner has served as our Chief Financial Officer since March 2022. From October 2015 to March 2022, Mr. Turner served as Chief Financial Officer and Treasurer of FTS International, Inc. (“FTSI”). Mr. Turner joined FTSI in April 2014 as Director of Finance and was promoted to Vice President of Finance of FTSI in January 2015. Prior to that, Mr. Turner spent approximately 11 years with Ernst & Young LLP, with the majority of that time in its transactions services group coordinating and advising clients on buy side and sell side transactions in various industries. Mr. Turner earned a Bachelor of Business Administration and a Master of Professional Accounting from the University of Texas at Austin and is a Certified Public Accountant in the state of Texas.

Phillip “Blaine” Wilbanks has served as our Chief Operating Officer since January 2023, having previously served as our Senior Vice President of Operations since January 2019. Mr. Wilbanks served as a Senior Corporate Analyst from September 2018 to January 2019 and as a Field Tech Advisor from August 2018 until September 2018. Prior to joining ProFrac, Mr. Wilbanks spent 13 years at FTS International, Inc. where he served in positions of increasing responsibility, including Director of Engineering and Chief Operating Officer of SinoFTS, FTSI’s joint venture in China. Mr. Wilbanks holds a B.S. in Petroleum Engineering from Texas A&M University, and an M.B.A. from The Pennsylvania State University.

Matthew Greenwood has served as our Chief Commercial Officer since March 2022. Previously, Mr. Greenwood served as Senior Vice President, Sales since September 2020 and prior to that, as Executive Director of Sales beginning in September 2017. Mr. Greenwood directs the sales, marketing, commercial operations, and serves on the ProFrac ESG board. Mr. Greenwood brings 17 years of oilfield services, beginning in 2004 with a Barnett Shale completions-based service company. This company specialized in water management, power generation, flowback, and completions chemicals. Mr. Greenwood was promoted to General Manager in 2006 and instrumental in the expansion of the Barnett, Haynesville, Eagle Ford, and Marcellus shale. In 2010 SCF Partners purchased the company, forming Rockwater Energy Solutions.

Robert Willette has served as our Chief Legal Officer, Chief Compliance Officer and Secretary since December 2021. Previously, Mr. Willette served as General Counsel of Wilks Brothers, LLC for the period October 2020 to December 2021. From August 2017 to October 2020, Mr. Willette served as Senior Vice President, General Counsel, Corporate Secretary, Chief Compliance and ESG Officer of Carbo Ceramics Inc. Prior to that, Mr. Willette served as General Counsel and Corporate Secretary for Texon L.P., which transports and markets crude oil, natural gas and natural gas liquids. Mr. Willette holds a B.S., an M.B.A., and a J.D. from the University of Kansas.

Heather Klein has served as our Chief Administrative Officer since March 2022. Prior to that, Ms. Klein served as the Senior Vice President, Strategy, Integration and People since December 2021. She brings 14 years of M&A experience to her role and leads ProFrac’s Integration and Human Resources Departments. Ms. Klein served as Senior Human Resources Director for the Wilks Brothers, LLC from January 2017 to January 2019. She was promoted to Vice President of Human Resources in January 2019 and held that position until December 2020, when she was appointed as Managing Director of Investments. Ms. Klein holds a Bachelor of Business Administration from Tarleton State University. Additionally, Ms. Klein serves as a member of the board of directors for Linear Labs, an electric motor company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our compensation philosophy and policies and describes the material components of the Company’s compensation program on behalf of our “named executive officers,” who are the individuals who served as our principal executive officer, our principal financial officer, and our next three other most highly compensated officers at the end of the last completed fiscal year. Accordingly, our “named executive officers” (also referred to herein as “NEOs”) for 2022 are:

•	Matthew D. Wilks, Executive Chairman (principal executive officer);

•	Johnathan L. Wilks, Chief Executive Officer;

•	Lance Turner, Chief Financial Officer (principal financial officer);

•	Robert Willette, Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary; and

•	Coy Randle, Former Chief Operating Officer who served as of December 31, 2022.

In January 2023, Mr. Randle was promoted to serve on the Company’s Board, filling a vacancy created by the increase in Board size as approved by the Board in January 2023. In connection with his promotion, Mr. Randle resigned as Chief Operating Officer, and Mr. Blaine Wilbanks was promoted to the position of Chief Operating Officer. Mr. Wilbanks was not a NEO for 2022.

Executive Summary

Company Overview

ProFrac Holding Corp. is a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the exploration and production (“E&P”) of North American unconventional oil and natural gas resources. Founded in 2016 as a privately-held company and built to be the go-to service provider for E&P companies’ most demanding hydraulic fracturing needs, the Company has been publicly held since its IPO on May 17, 2022.

Since its IPO, ProFrac has successfully completed a series of key mergers and acquisitions, the largest of which was the stock-for-stock merger with U.S. Well Services, Inc., which closed on November 1, 2022. These strategic transactions have helped solidify the Company’s position as world leader in pressure pumping services and have enhanced the scale of ProFrac’s operations across the United States. The Company is committed to delivering strong returns on its investments through core areas of focus, including but not limited to innovation, safety, operational excellence, environmental stewardship, and social responsibility. ProFrac continues to be an industry-leading solution for harnessing critical natural resources to create a more efficient, sustainable, and cost-effective approach to pressure pumping services.

2022 Performance Highlights and Impact on Compensation

Highlights of the Company’s 2022 performance include:

•	Total revenue of $2.4 billion, up 216% year-over-year;

•	Net income totaled $342.7 million compared to a net loss of ($43.5) million in the previous year;

•	Full year results include the consolidation of Flotek results which contributed $37.1 million in revenue excluding intercompany eliminations; and

•	Average active fleet count was 29.9 fleets compared to 14 fleets in 2021.

Compensation Philosophy and Objectives

The success of the Company’s compensation strategy is based on a pay-for-performance philosophy designed to motivate both short and long-term growth and financial success to ultimately create value for its stockholders. The Company’s Compensation Committee uses a variety of quantitative and qualitative measures to evaluate performance. ProFrac’s goals in compensating its executive officers are to:

•	Motivate and reward key individuals who drive and achieve the Company’s goal to increase stockholder value;

•	Attract and retain highly trained, experienced, and dedicated executives who are committed to procuring and leading projects that will offer the highest cash return on capital invested; and

•	Offer incentives designed to achieve short and long-term business objectives that drive calculated and appropriate risk-taking, while encouraging free cash flow and cost efficiency.

The primary components of the Company’s compensation program consist of base salary, a performance bonus, and long-term equity-based incentives. Individual compensation target levels will vary based on performance, expertise, responsibilities, added value, and experience that are all specific to the executive’s role within the Company.

ProFrac Compensation Practices

Key executive compensation practices and policies include:

•	Independent compensation consultants engaged by the Compensation Committee;

•	A Compensation Committee composed entirely of independent directors with a robust review process;

•	Industry-specific peer compensation data considered in establishing compensation;

•	Granting performance-based equity to encourage a results-oriented culture in which executives are supported and valued for their talents and contributions to the Company; and

•	Focusing on stockholder engagement through engaged investor outreach that enables the Company to obtain feedback on ongoing compensation programs.

Key executive compensation practices and policies do not include:

•	Automatic or guaranteed annual salary increases;

•	Executive or director hedging or short-selling of Company securities;

•	Providing excessive or non-customary executive perquisites;

•	Providing tax reimbursements or gross-ups on executive change-in-control payments; or

•	Paying severance in the event of a NEO’s voluntary resignation or retirement.

Stockholder Engagement

ProFrac’s Compensation Committee is also committed to ongoing direct engagement with the Company’s stockholders through investor meetings, conferences, and other forums and encourages stockholder feedback on any compensation philosophies, underlying programs, or other components of the ProFrac executive compensation process.

Compensation-Setting Process

Role of Compensation Committee

The Board has established the Compensation Committee, which is comprised entirely of independent directors. Among other responsibilities, the Compensation Committee Charter (the “Charter”) provides that the Compensation Committee is responsible for reviewing and approving management incentive compensation policies and programs, exercising discretion in the administration of such programs, and for reviewing and approving equity compensation programs for all employees of the Company. The Compensation Committee annually reviews and determines the individual elements of total compensation of the NEOs who appear in the compensation tables of this Proxy Statement as well as the Company’s other executive officers. When granting awards specific to a particular element of an executive officer’s compensation, the Compensation Committee considers how the award of that element will impact the overall compensation package to the executive officer.

The Compensation Committee’s responsibilities and authority are fully described in the Charter, which is available on our website at https://ir.pfholdingscorp.com by clicking on “Governance Documents” under the “Governance” section of our website.

Role of Management, the Board and the Majority Stockholders

ProFrac’s Executive Chairman and Chief Executive Officer (“CEO”) make recommendations to the Compensation Committee for base salary, annual incentive awards and equity grants for each executive officer other than the Executive Chairman and CEO, including the NEOs. The Executive Chairman and the CEO work with the Company’s Chief Administrative Officer to provide recommendations to the Compensation Committee regarding particular design and metric elements of ProFrac’s compensation program on behalf of its executive officers. In making such recommendations, these management team members consider current compensation peer group information and recommendations provided by Pearl Meyer (as defined below). The Company’s management team also considers certain factors in making its recommendations, which include but are not limited to:

•	The overall performance of ProFrac;

•	Each executive officer’s contribution to the overall performance of ProFrac;

•	The executive officer’s business responsibilities;

•	The executive officer’s compensation relative to other executives; and

•	The executive officer’s contribution to promoting the long-term growth and increased stockholder value of the Company.

For 2022, after the Executive Chairman and the CEO (in consultation with the Chief Administrative Officer) made their compensation recommendations to the Compensation Committee, the Compensation Committee reviewed the recommendations and determined the final compensation amounts as to each executive officer, including the NEOs. The Compensation Committee then presented all approved compensation amounts to the Board for its final approval, as required under the Charter. The Board and the Company’s majority stockholder who control over 80% of the Company, the Wilks Parties, unanimously approved the compensation amounts described in this Compensation Discussion and Analysis.

Role of Independent Compensation Consultant

Pursuant to its Charter, the Compensation Committee may select and retain an independent compensation consultant to recommend, among other things, compensation practices and awards. The Compensation Committee is responsible for the oversight of any work this consultant performs. The Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), an established, national executive compensation consultant, to review and provide recommendations concerning all aspects of ProFrac’s executive compensation program. Pearl Meyer performs services solely on behalf of the Compensation Committee and has no affiliation or relationship with the Company or its executive officers. Pearl Meyer assists the Compensation Committee in identifying its peer group companies for purposes of benchmarking its executive compensation programs among others within the peer group. Pearl Meyer also assists the Compensation Committee to develop appropriate incentives that connect pay with performance.

Peer Group

In November 2022, the Compensation Committee, on the recommendation of Pearl Meyer, established a peer group that reflects appropriate and relevant business and talent competitors for ProFrac. The peer group consists of publicly-traded companies operating in our industry. In selecting the companies in our peer group, the Compensation Committee considered a variety of factors, including the length of time that the Company has been public, stock price performance and anticipated growth. The Compensation Committee approved the following compensation peer group that was used for reference in making compensation decisions during 2022:

2022 Peer Group

Cactus, Inc.	Champion X Corporation	Helmerich & Payne, Inc.	Liberty Energy Inc.	NexTier Oilfield Solutions Inc.
NOV Inc.	Patterson-UTI Energy, Inc.	ProPetro Holding Corp.	U.S Silica Holdings, Inc.	Weatherford International plc.

Primary Elements of Compensation

The table below describes each of our primary compensation elements, the purpose of each element, and how each element fits within the Company’s compensation philosophy and objectives.

Compensation Element	How it’s Paid	Purpose and Philosophy

Base Salary	Cash (Fixed)

Provides a stable, fixed element of cash compensation. Such compensation attracts and retains executive officers by paying a competitive wage commensurate with the officer’s experience, skills, and duties. It also recognizes and considers the internal value of the officer’s position within the Company, the officer’s leadership potential, and demonstrated performance.

Annual Cash Bonus	Cash (Variable)

Rewards executives for the achievement of specific goals and objectives both at the Company and individual level strengthens the Company’s ability to attract, retain, and motivate performance on behalf of the executive officers.

Long-Term Incentive Awards	Equity (Variable)

Aligns the executive’s long-term interests with those of the Company’s stockholders. Such compensation attracts, retains, and motivates positive and upward achievement of performance-based objectives that drive overall stockholder return.

Short-Term Incentive Bonuses	Cash (Fixed)	Recognizes exemplary achievement of the executive officers in achieving certain Company milestones or exceeding performance-based objectives as provided in other award types.

Base Salary

Each NEO’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The annual rate of base salary for each NEO was established at levels commensurate with historical compensation, with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate relative to their expertise and experience. Base salary will in most cases represent a smaller portion of a NEO’s total compensation than the combination of the performance bonus, short and long-term incentives. ProFrac does, however, recognize that competitive salaries are essential to attracting and retaining top-level executives and considers the following factors in establishing and approving NEO base salaries:

•	The position of the NEO’s base salary and base salary compared to similarly-situated executives within ProFrac’s peer group;

•	Level of responsibility associated with the position, as well as the executive’s experience and tenure with ProFrac;

•	The executive’s ability to assume additional responsibilities within ProFrac; and

•	Overall cost objectives of the Company.

The table below shows the salary set by the Compensation Committee applicable to each of the NEOs during 2022.

NEO	2022 Base Salary(1)

Matthew D. Wilks	$450,000

Johnathan L. Wilks	$450,000

Lance Turner(2)	$400,000

Robert Willette	$400,000

Coy Randle	$425,000

(1)	Base Salary Reflected at Annual Rate
(2)	Denotes Mr. Turner’s Base Salary, on an annualized basis, as in effect during his employment with ProFrac since March 2022.

2022 Annual Cash Bonus Award

ProFrac’s NEOs may earn annual and/or discretionary cash bonuses as a reward for their individual contributions to the achievement of annual financial and operating results as determined by the Compensation Committee and ProFrac has historically used cash incentive awards as one way to motivate and reward its NEOs. ProFrac does not maintain a formal annual cash incentive award plan; instead, such awards are determined on a discretionary basis and/or are based on criteria set forth in the NEO Employment Agreement, as applicable. Under the respective NEO Employment Agreements (further defined below), the discretionary bonus for Messrs. Turner, Willette, and Randle is based on achievement of certain levels of revenue and profit for a given fiscal year and is set at a target bonus equal to 80% of each NEO’s respective base salary. Under the NEO Employment Agreements, the Compensation Committee has the discretion to approve annual bonuses in excess of the target amount if it is determined that some or all of the performance goals have been met.

In addition, in order to provide annual bonus awards for the 2022 calendar year, the Compensation Committee approved cash performance-based annual incentive bonuses (the “2022 AI Award”). Under the terms of these awards, the NEOs were entitled to receive, subject to their continued employment through the applicable payment date and the corresponding terms of any applicable NEO Employment Agreement, a target bonus equal to 80% of each NEO’s respective base salary (the “Target Amount”). This Target Amount was determined for each NEO based on, and is intended to reward, both individual and Company performance. Based on Company performance in 2022, including achievements in total revenue and Adjusted EBITDA, the Committee determined to award the 2022 STI Awards in amounts equal to two times each NEO’s Target Amount. The actual amount of the 2022 AI Award as approved by the Compensation Committee is set forth in the table below.

Short Term Incentive Award

Following the completion of the IPO on May 17, 2022, the Compensation Committee approved the grants of discretionary, short term cash incentive awards to Messrs. Turner, Willette, and Randle (each a “2022 STI Award”). See the column entitled “2022 STI Award” in the table below for the amount of each respective NEO’s 2022 STI Award.

NEO	2022 STI Award	Target AI Award	2022 Actual AI Award	Actual Award as a % of Target Achieved

Matthew D. Wilks	—	$360,000	$720,000	200%

Johnathan L. Wilks	—	$360,000	$720,000	200%

Lance Turner	$205,000	$320,000	$640,000	200%

Robert Willette	$250,500	$320,000	$640,000	200%

Coy Randle	$115,826	$340,000	$680,000	200%

Equity Compensation

For all periods prior to the completion of the ProFrac IPO, ProFrac did not maintain a formal equity compensation program, but historically used long term equity incentive awards on a discretionary basis to motivate and reward certain of ProFrac’s executives. Further, there is no guarantee or promise of equity compensation awards under any of the NEO Employment Agreements.

In connection with the ProFrac IPO, in May 2022, ProFrac adopted the 2022 LTIP in which certain of ProFrac’s employees, including ProFrac’s NEOs, became eligible to participate. For more information on the 2022 LTIP, see “2022 Long Term Incentive Plan” below.

In connection with and following the completion of our IPO, our NEOs received an annual equity award in the form of restricted stock unit (“RSU”) awards in the following amounts: 34,496 RSUs for Mr. Matthew D. Wilks, 55,555 RSUs for each of Messrs. Johnathan L. Wilks, Turner and Randle, and 41,666 RSUs for Mr. Willette. Under the terms of these RSU awards, 100% of the RSUs vest on the first anniversary of the closing of the IPO, provided the NEOs remain continuously employed by the Company from the date of the grant through such vesting date. The terms of these awards provided for additional “true-up” grants of RSUs in the third quarter of 2022 as follows (subject to the same vesting terms): 29,580 RSUs for Mr. Matthew D. Wilks, 7,335 RSUs for Mr. Johnathan L. Wilks, 14,671 RSUs for Mr. Willette and 3,667 RSUs for Mr. Randle. Mr. Turner did not receive a “true-up” grant of additional RSUs.

In addition to the annual RSU award described above, Mr. Willette received an additional RSU award in recognition of his contributions to the completion of the IPO. Under the terms of such award, Mr. Willette received 7,882 RSUs which will vest on the first anniversary of the completion of the IPO, subject to Mr. Willette’s continuous employment with the Company through such vesting date.

Also, in addition to the annual RSU award described above, Mr. Turner received an additional RSU award in recognition of his contributions to the completion of the IPO. Under the terms of such award, Mr. Turner received 77,777 RSUs, which will vest in equal 1/3 installments on May 17, 2023, May 17, 2024, and May 17, 2025, subject to Mr. Turner’s continuous employment with the Company through such vesting date.

The table below provides a summary of the RSU awards approved by the Compensation Committee on behalf of each of the NEOs during 2022.

NEO	ProFrac Restricted Stock Units

Matthew D. Wilks	64,076

Johnathan L. Wilks	62,890

Lance Turner	133,332

Robert Willette	64,219

Coy Randle	59,222

Stock-Based Compensation Related to Deemed Contributions

In connection with ProFrac’s IPO, ProFrac’s principal stockholders, the Wilks Parties (together with certain family members, family trusts, or entities owned by or affiliated by them), sold units representing limited liability company interests in ProFrac Holdings, LLC (“PFH Units”) representing approximately 1% of the equity interest in ProFrac Holdings, LLC to an entity controlled by our Chief Executive Officer, Mr. Johnathan L. Wilks, and our Executive Chairman, Mr. Matthew D. Wilks, respectively. These equity interests in ProFrac Holdings, LLC entitled each of Mr. Johnathan L. Wilks and Mr. Matthew D. Wilks to 1,220,978 shares of Class B Common Stock in ProFrac. These units were sold in exchange for promissory notes. While some of the documentation relating to these transfers was subject to completion, ProFrac concluded that both transactions were consummated in connection with the Company’s IPO and, for accounting purposes, should be treated in accordance with ASC Topic 718, Compensation — Stock Compensation, as deemed contributions (“Deemed Contributions”) to ProFrac by the Wilks Parties and grants of stock-based compensation to Mr. Johnathan L. Wilks and Mr. Matthew D. Wilks by ProFrac (similar to the accounting treatment of stock options). As no future service period was required and because the promissory notes are prepayable at any time, all related stock-based compensation expense was recognized in the second quarter of 2022. The stock-based compensation expense was $33.7 million using the Black-Scholes-Merton option-pricing model with an average contractual term of 16.5 years, a volatility rate of 64%, and a 0% dividend yield.

Additionally, in connection with ProFrac’s IPO, Mr. Farris Wilks engaged in estate planning that may result, subject to other terms and conditions, in additional shares being transferred by Mr. Farris Wilks to Mr. Johnathan L. Wilks if ProFrac’s total market capitalization increases to certain target levels within the next five years, this will result in a performance award being deemed granted by ProFrac to Mr. Johnathan L. Wilks. ProFrac concluded that this arrangement should be treated, for accounting purposes, in accordance with ASC Topic 718, Compensation — Stock Compensation, as a deemed contribution to ProFrac by a related party and the grant of stock compensation with market conditions to Mr. Johnathan L. Wilks by ProFrac. The grant date fair value of this award was estimated to be $45.2 million and will be recognized over the estimated derived service period of approximately one year. The grant date fair value and the derived service period of this award was determined using a Monte Carlo simulation method, which incorporates the possibility that the market capitalization targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares ($18.00 at grant date), the expected common share price volatility over the expected term (79.2%), the expected dividend yield of our common shares over the expected term (0.0%), the risk-free interest rates over the expected term (2.86%), and the performance period of the award (five years).

The derived service period for the award was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense associated with this award will be recognized over the earlier of (i) the derived service period and (ii) the date on which the market condition is satisfied. Stock-based compensation expense of $5.1 million was recognized in the second quarter of 2022. As of December 31, 2022, there was $19.7 million of total unrecognized compensation cost related to this award, which is expected to be recognized over a weighted average period of 0.6 years.

Other Compensation Practices, Policies and Guidelines

Clawback

All awards under the 2022 Plan are subject to the Policy on Recoupment of Performance-Based Compensation (“Clawback Policy”). ProFrac intends to adopt a revised Clawback Policy in compliance with final rules from Nasdaq when they become effective.

General Employee Benefits

Each NEO is entitled to vacation and paid time off in accordance with the terms and conditions of the applicable plan or policy. Subject to the terms of any applicable plans, policies or programs, each NEO is entitled to receive such employee benefits, including any and all medical, dental, vision, life and accidental death and disability, short and long-term disability, and voluntary life and disability benefits available to employees generally, and such other benefits as ProFrac may from time to time establish for the NEOs. Each NEO is reimbursed by ProFrac for all ordinary and reasonable expenses incurred in the course of the performance of employment services subject to the terms of ProFrac’s reimbursement policy. ProFrac currently maintains a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”) in which employees, including the NEOs, are allowed to contribute portions of their base compensation to a tax-qualified retirement account.

Retirement Plan Matching Benefits

ProFrac currently maintains a 401(k) Plan under which employees, including the NEOs, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. ProFrac provides matching contributions to all employees who have completed one year of service with ProFrac in amounts equal to 100% of the employee’s contribution up to 4% of total compensation.

Executive Perquisites

ProFrac provides its NEOs with limited perquisites that the Compensation Committee believes are reasonable and consistent with the overall compensation program to better attract and retain superior employees for key positions. In 2022, the Company provided certain personal use of a Company vehicle to Messrs. Johnathan L. Wilks, Turner and Randle, and the Company provided certain housing benefits to Messrs. Johnathan L. Wilks, Turner and Randle. These benefits are described in more detail in the “Summary Compensation Table” below.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Employment Agreements

Mr. Randle entered into an employment agreement with ProFrac Services, LLC on May 22, 2018, which was amended and restated in its entirety by that certain Executive Employment Agreement by and between Mr. Randle and the Company dated as of June 7, 2022 (the “Randle Agreement”). Messrs. Turner and Willette each entered into an employment agreement with the Company on June 7, 2022 (the “Turner Agreement,” and the “Willette Agreement,” respectively, and together with the Randle Agreement, the “NEO Employment Agreements”). The NEO Employment Agreements each provide for an initial term of one year (each, the “Initial Term”). Each of the Initial Terms under the NEO Employment Agreements automatically renews for successive one-year periods thereafter (each an “Employment Period”) unless the terminating party provides 90 days’ notice of non-renewal to the other party prior to the end of the Initial Term or the then-current Employment Period until terminated in accordance with its terms. ProFrac has not entered into employment agreements with either of Messrs. Johnathan L. Wilks or Matthew D. Wilks. The narrative below summarizes the payments and benefits that each NEO is currently eligible to receive on an annual basis, under the NEO Employment Agreements, as applicable. In the event that ProFrac enters into employment agreements with Messrs. Johnathan L. Wilks or Matthew D. Wilks, such agreements will be filed and disclosed in accordance with the SEC’s disclosure rules.

In addition to the payments and benefits described below, Messrs. Randle, Turner, and Willette are each entitled to additional payments and benefits under their respective NEO Employment Agreement in the event of a termination of employment or in connection with the consummation of certain transactions by ProFrac. These payments are described more fully in the section below entitled “Potential Payouts Upon Termination or Change of Control.” On January 13, 2023, Mr. Randle was promoted to serve on the Board and resigned as chief operating officer of the Company and is no longer an employee of ProFrac. In connection with his promotion, Mr. Randle entered into a Consulting Agreement with the Company dated January 13, 2023 (the “Consulting Agreement”), which superseded the terms of the Randle Employment Agreement. This arrangement is described more fully in the section below entitled “Termination of the Randle Agreement and Entrance into the Consulting Agreement.”

Potential Payments Upon Termination or Change in Control

The following discussion describes the amounts and benefits that would have been owed to Messrs. Turner, Willette and Randle under the respective NEO Employment Agreement in the event of a termination of employment or the consummation of certain transactions by ProFrac as of December 31, 2022, as applicable, as well as material terms specific to the “Primary Elements of Compensation” described above. As of December 31, 2022, neither Mr. Johnathan L. Wilks nor Mr. Matthew D. Wilks was entitled to any payments upon a termination of employment or change in control of ProFrac.

The Employment Period refers to the one-year period during which the applicable NEO is employed with the Company under his respective NEO Employment Agreement. The last day of the current NEO Employment Period for each of Messrs. Turner and Willette is June 7, 2023.

Termination of the Randle Agreement and Entrance into the Consulting Agreement

The paragraphs below describe the potential payments due to Messrs. Turner, Willette and Randle upon termination or a change of control under their respective NEO Employment Agreements as in effect on December 31, 2022. As described in the “Employment Agreements” section above, on January 13, 2023, Mr. Randle was promoted to serve on the Board and resigned as chief operating officer of the Company. In connection with his promotion, Mr. Randle entered into the Consulting Agreement, which superseded the terms of the Randle Agreement in its entirety. As of January 13, 2023, Mr. Randle is no longer an employee of ProFrac.

Although the paragraphs below describe certain benefits Mr. Randle would have been entitled to receive had his employment with ProFrac terminated under various circumstances as of December 31, 2022, no such benefits were paid to Mr. Randle in connection with his promotion to the Board and corresponding termination of employment with the Company.

Non-Renewal, Voluntary Termination, or Termination for Cause

In the event that Messrs. Turner or Willette’s employment terminates by the executive without Good Reason, by the Company for Cause (as each term is defined below), or upon the end of the Employment Period, then the Company will pay any unpaid base salary and approved by unreimbursed business expenses (the “Accrued Obligations”) when due under applicable law. The Company would have also paid the Accrued Obligations on behalf of Mr. Randle had his employment terminated by Mr. Randle without Good Reason, by the Company for Cause, or upon the end of his Employment Period on or before December 31, 2022.

Involuntary Termination

Under the NEO Employment Agreements, in the event that Messrs. Turner or Willette’s employment were to be terminated by ProFrac without Cause or due to their resignation for Good Reason (as each term is defined below) prior to the expiration of the last day of their respective Employment Period, then, in addition to payment of any Accrued Obligations, the NEO Employment Agreement provides that the respective NEO would be entitled to receive (i) an amount equal to his then-current annual base salary; and (ii) a prorated annual bonus with respect to the immediately preceding fiscal year based on the number of days the NEO was employed with the Company during 2022 (together with the “Severance Benefits”), paid in substantially equal installments in accordance with ProFrac’s normal payroll practices for the 12 month period following such termination of employment. Each of Messrs. Turner and Willette’s receipt of the Severance Benefits would be conditioned on the respective executive’s execution of a general release of claims (a “Release”) in favor of the Company and its respective affiliates, and each of their stockholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans).

The Company would have also paid the Severance Benefits on behalf of Mr. Randle (subject to his execution of the Release) had his employment terminated due to his resignation from the Company for Good Reason or by the Company without Cause prior to the end of his Employment Period on or before December 31, 2022. As described above, Mr. Randle is no longer employed by the Company as of the date of this Proxy Statement and is therefore no longer entitled to the receipt of any Severance Benefits.

For purposes of the NEO Employment Agreements, Cause and Good Reason are generally defined as follows:

•

“Cause” means (A) the NEO’s willful failure or refusal, other than due to death or Disability (as defined in the NEO Employment Agreement), to perform, or gross negligence in performing, the executive’s obligations pursuant to the NEO Employment Agreement, which if capable of cure, is not cured within 15 days following written notice being delivered to the NEO, which notice specifies such failure or negligence; (B) the NEO’s willful commission of an act of fraud or material dishonesty in the performance of his duties or with respect to any member of the Company Group , the nature of which, and the support for which, shall be provided to the NEO in writing; (C) the NEO’s material breach of any Company Group policy applicable to the NEO and made known to the NEO which, if capable of cure, is not cured within 15 days following a written notice being delivered to the NEO, which notice specifies the applicable breach; (D) the indictment of the NEO, conviction, or entry by the NEO of a guilty or no contest plea to any felony or any other crime or misdemeanor involving moral turpitude; (E) any breach by the NEO of his fiduciary duty or duty of loyalty to the Company or any member of the Company Group; of (F) the NEO’s material breach of any of the provisions of his NEO Employment Agreement, or any other written agreement between the NEO and the Company, which if capable of cure, is not cured within 15 days following written notice thereof from the Company.

•

“Good Reason” means (A) a material diminution in the NEO’s Base Salary; (B) a material reduction in the NEO’s duties, authorities or responsibilities; (C) the relocation of the geographic location of the NEO’s principal place of employment by more than 50 miles from the Company’s headquarters; (D) the NEO’s retirement from the Company; or (E) the Company’s material breach of its obligations under the NEO Employment Agreement, except that the foregoing shall not constitute Good Reason unless (i) the NEO provides 90 days written notice to ProFrac that Good Reason exists, (ii) ProFrac fails to cure such circumstances for 30 days and (iii) the NEO terminates his employment within 45 days of providing notice of the existence of the circumstances that constitute Good Reason.

Risk and Overall Compensation

ProFrac believes that is compensation program is appropriately structured and is not reasonably likely to result in risks that could have a material adverse impact on the Company. Along with the Compensation Committee, ProFrac employs a variety of governance and analytical measures to identify and evaluate the risks of ProFrac’s compensation program and each consults with subject matter experts to consider the likelihood as to whether such risks to result in material adverse harm to the Company. ProFrac’s approach of subjective evaluation of the performance results of each NEO assists in mitigating aggressive risk-taking that could negatively impact the Company’s value or incentivize poor judgment by the executives. ProFrac has allocated its compensation program among base salary, short and long-term incentive opportunities to expressly encourage appropriate and managed risk-taking. A significant factor in setting compensation on behalf of NEOs centers around the performance of the Company as a whole, which encourages decision-making that is in the best interests of the Company and its stockholders as a whole.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement with management, and based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in the Company’s Proxy Statement for fiscal year 2022.

Submitted by the Compensation Committee

Stacy Nieuwoudt, Chair

Theresa Glebocki

Gerald Haddock

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to ProFrac’s NEOs for the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total Compensation ($)
Matthew D. Wilks	2022	450,000	720,000	1,145,481	—		—	9,471	2,324,952
Principal Executive Officer	2021	248,378	—	—	—		—	—	248,378
	2020	230,798	—	—	—		—	—	230,798
Johnathan L. Wilks(3)	2022	450,000	720,000	1,125,391	—		—	32,592	2,327,983
Chief Executive Officer	2021	261,538	—	—	—		—	22,185	283,723
	2020	230,798	—	—	—		—	26,076	256,874
Lance Turner(6)	2022	400,000	845,000	2,386,643	—		—	11,200	3,642,843
Chief Financial Officer	2021	—	—	—	—		—	—	—
	2020	—	—	—	—		—	—	—
Robert Willette(7)	2022	400,000	890,500	1,148,796	—		—	10,796	2,450,092
Chief Legal Officer	2021	11,555	50,000	—	—		—	—	61,555
	2020	—	—	—	—		—	—	—
Coy Randle(8)	2022	425,000	795,826	1,059,891	—		—	21,200	2,301,917
Former Chief Operating Officer	2021	307,692	29,836	—	—		—	19,742	357,270
	2020	289,635	—	—	—	(4)	—	6,142	295,777

(1)

The amounts in this column reflect the cash-based 2022 STI Awards earned by Messrs. Turner, Willette and Randle during the 2022 fiscal year, the cash-based 2022 AI Awards paid to each NEO, and other short-term incentive cash bonuses earned by Messrs. Willette and Randle during the 2021 fiscal year. For more information regarding the 2022 STI Awards and the 2022 AI Awards, please see the section entitled “Compensation Discussion and Analysis.” No other NEO earned a cash-based bonus during the 2022, 2021 or 2020 fiscal years.

(2)

Reflects the grant date fair value of restricted stock units (“RSUs”) granted to the reporting person under the 2022 LTIP as of December 31, 2022. The amounts in this column do not reflect the deemed contributions (the “Deemed Contributions”) received by Mr. Matthew D. Wilks and Mr. Johnathan L. Wilks. The Deemed Contributions were not equity awards granted as a part of an executive compensation program approved by the Compensation Committee but for accounting purposes are considered stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation. In connection with the Company’s IPO, our majority stockholders, Farris Wilks and Dan Wilks (together with certain family members or entities they control), sold Units representing approximately 1% of the equity interest in ProFrac Holdings, LLC to an entity controlled by our Chief Executive Officer, Mr. Johnathan L. Wilks and our Executive Chairman, Mr. Matthew D. Wilks, respectively. These equity interests in ProFrac Holdings, LLC entitled each of Mr. Johnathan L. Wilks and Mr. Matthew D. Wilks to 1,220,978 shares of Class B Common Stock in ProFrac Holding Corp. These units were sold in exchange for promissory notes. The stock-based compensation expense with respect to the Deemed Contributions was $33.7 million using the Black-Scholes-Merton option-pricing model with an average contractual term of 16.5 years, a volatility rate of 64%, and a 0% dividend yield. For more information regarding the Deemed Contributions, please see the section entitled “Compensation Discussion and Analysis—Stock-Based Compensation Related to Deemed Contributions.”

(3)

The amounts in this table do not reflect the additional shares that may be transferred by Mr. Farris Wilks to Mr. Johnathan L. Wilks pursuant to an estate planning arrangement made in connection with the Company’s IPO. Pursuant to that arrangement, if ProFrac’s total market capitalization increases to certain target levels within the next five years, this will result in a performance award being deemed granted by ProFrac to Mr. Johnathan L. Wilks. The Company has concluded that this arrangement should be treated, for accounting purposes, in accordance with ASC Topic 718, Compensation — Stock Compensation, as a deemed contribution to ProFrac by a related party and the grant of stock compensation with market conditions to Mr. Johnathan L. Wilks by ProFrac. The grant date fair value of this award was estimated to be $45.2 million and will be recognized over the estimated derived service period of approximately one year. The grant date fair value and the derived service period of this award was determined using a Monte Carlo simulation method, which incorporates the possibility that the market capitalization targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares ($18.00 at grant date), the expected common share price volatility over the expected term (79.2%), the expected dividend yield of our common shares over the expected term (0.0%), the risk-free interest rates over the expected term (2.86%), and the performance period of the award (five years). For more information, please see the section entitled “Compensation Discussion and Analysis—Stock-Based Compensation Related to Deemed Contributions.”

(4)

For Mr. Randle the aggregate grant date fair value of incentive units (as defined below) in ProFrac Holdings, LLC granted during fiscal year 2020 was $0. The incentive units are intended to constitute “profits interests” and represent actual (non-voting) equity interests that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets have realized a certain level of growth and return to those persons who hold certain other classes of equity. We believe that, despite the fact that the incentive units do not require the payment of an exercise price, these awards are most similar economically to stock options and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in Item 402(m)(5)(i) of Regulation S-K since these awards have “option-like features.”

(5)

Amounts in this column reflect for the 2022 fiscal year the incremental cost associated with: (a) the personal use of a company vehicle by each of Messrs. Johnathan L. Wilks and Randle equal to $18,827 and $5,914, respectively, and (b) the use of corporate housing provided to each of Messrs. Willette and Randle. Amounts also reflect for the 2021 fiscal year the incremental cost associated with: (a) the personal use of a company vehicle by each of Messrs. Johnathan L. Wilks and Randle equal to $22,185 and $5,914, respectively, and (b) the use of corporate housing provided to Mr. Randle. Amounts further reflect matching contributions made under the Company’s 401(k) Plan.

(6)	Mr. Turner commenced employment with the Company on March 4, 2022.
(7)	Mr. Willette commenced employment with the Company on December 11, 2021.
(8)	Mr. Randle’s employment with the Company as Chief Operating Officer ended effective January 13, 2023.

Grants of Plan-Based Awards

The following table reflects information regarding grants-based awards held by each NEO as of December 31, 2022.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Matthew D. Wilks(1)
Principal Executive Officer	5/24/2022 8/10/2022	34,496 29,580	(3) (4)	617,478 528,003
Johnathan L. Wilks(1)(2)
Chief Executive Officer	5/24/2022 8/10/2022	55,555 7,335	(3) (4)	994,435 130,956
Lance Turner
Chief Financial Officer	5/24/2022 5/24/2022	55,555 77,777	(3) (5)	994,435 1,392,208
Robert Willette
Chief Legal Officer	5/24/2022 5/24/2022 8/10/2022	7,882 41,666 14,671	(3) (3) (4)	141,088 745,821 261,887
Coy Randle
Former Chief Operating Officer	5/24/2022 8/10/2022	55,555 3,667	(3) (4)	994,435 65,456

(1)

The amounts in this table do not include the Deemed Contributions received by Mr. Matthew D. Wilks and Mr. Johnathan L. Wilks. The Deemed Contributions were not equity awards granted as a part of an executive compensation program approved by the Compensation Committee but for accounting purposes are considered stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation. The stock-based compensation expense with respect to the Deemed Contributions was $33.7 million using the Black-Scholes-Merton option-pricing model with an average contractual term of 16.5 years, a volatility rate of 64%, and a 0% dividend yield. For more information regarding the Deemed Contributions, please see the section entitled “Compensation Discussion and Analysis—Stock-Based Compensation Related to Deemed Contributions.”

(2)

The amounts in this table do not reflect the additional shares that may be transferred by Mr. Farris Wilks to Mr. Johnathan L. Wilks pursuant to an estate planning arrangement made in connection with the Company’s IPO. Pursuant to that arrangement, if ProFrac’s total market capitalization increases to certain target levels within the next five years, this will result in a performance award being deemed granted by ProFrac to Mr. Johnathan L. Wilks. The Company has concluded that this arrangement should be treated, for accounting purposes, in accordance with ASC Topic 718, Compensation — Stock Compensation, as a deemed contribution to ProFrac by a related party and the grant of stock compensation with market conditions to Mr. Johnathan L. Wilks by ProFrac. The grant date fair value of this award was estimated to be $45.2 million and will be recognized over the estimated derived service period of approximately one year. The grant date fair value and the derived service period of this award was determined using a Monte Carlo simulation method, which incorporates the possibility that the market capitalization targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares ($18.00 at grant date), the expected common share price volatility over the expected term (79.2%), the expected dividend yield of our common shares over the expected term (0.0%), the risk-free interest rates over the expected term (2.86%), and the performance period of the award (five years). For more information, please see the section entitled “Compensation Discussion and Analysis—Stock-Based Compensation Related to Deemed Contributions.”

(3)

Reflects the grant fair date of annual RSU awards granted to the reporting person under the 2022 LTIP as of December 31, 2022. Each RSU represents the contingent right to receive one share of our Common Stock. Under the terms of these RSU awards, 100% of the RSUs vest on May 17, 2023, provided that the reporting person remains continuously employed by the Company from the date of the grant through such vesting date.

(4)

In addition to the annual RSU award, on August 10, 2022, Messrs. Matthew D. Wilks, Johnathan L. Wilks, Willette, and Randle each received awards of RSU true-up amounts that will vest on May 17, 2023, subject to their continuous employment with the Company through such vesting date. The grant date fair values were calculated using the closing price of the Company’s Common Stock on the date of the grant for the RSUs.

(5)

Reflects the grant fair date of RSU awards granted to Mr. Turner under the 2022 LTIP as of December 31, 2022. Each RSU represents the contingent right to receive one share of our Common Stock. Under the terms of these RSU awards, 1/3 of the RSUs vest on each anniversary of the May 17, 2022 grant date, provided that Mr. Turner remains continuously employed by the Company from the date of the grant through such vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by each NEO as of December 31, 2022.

	Stock Awards(1)
Name	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares of Units of Stock that Have Not Vested ($)(3)
Matthew D. Wilks(4) Principal Executive Officer	64,076	1,614,715
Johnathan L. Wilks (4)(5) Chief Executive Officer	62,890	1,584,828
Lance Turner Chief Financial Officer	133,332	3,359,966
Robert Willette Chief Legal Officer	64,219	1,618,319
Coy Randle Former Chief Operating Officer	59,222	1,492,394

(1)	All RSU awards listed in this table were granted pursuant to the 2022 LTIP.
(2)

Each RSU represents the contingent right to receive one share of our Common Stock. Under the terms of these RSU awards, 100% of the RSUs vest on the first anniversary of the closing of the IPO on May 17, 2023, provided that the reporting person remain continuously employed by the Company from the date of the grant through such vesting date. In addition to the annual RSU award, on August 10, 2022, Messrs. Matthew D. Wilks, Johnathan L. Wilks, Willette, and Randle each received awards of RSU true-up amounts that will vest on the first anniversary of the completion of the IPO, May 17, 2023, subject to their continuous employment with the Company through such vesting date.

(3)	Represents the market value of the shares underlying the number of unvested RSUs as of December 31, 2022, based on the closing price of our common stock of $25.20 on December 31, 2022.
(4)

The amounts in this table do not include the Deemed Contributions received by Mr. Matthew D. Wilks and Mr. Johnathan L. Wilks. The Deemed Contributions were not equity awards granted as a part of an executive compensation program approved by the Compensation Committee but for accounting purposes are considered stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation. The stock-based compensation expense with respect to the Deemed Contributions was $33.7 million using the Black-Scholes-Merton option-pricing model with an average contractual term of 16.5 years, a volatility rate of 64%, and a 0% dividend yield. For more information regarding the Deemed Contributions, please see the section entitled “Compensation Discussion and Analysis—Stock-Based Compensation Related to Deemed Contributions.”

(5)

The amounts in this table do not reflect the additional shares that may be transferred by Mr. Farris Wilks to Mr. Johnathan L. Wilks pursuant to an estate planning arrangement made in connection with the Company’s IPO. Pursuant to that arrangement, if ProFrac’s total market capitalization increases to certain target levels within the next five years, this will result in a performance award being deemed granted by ProFrac to Mr. Johnathan L. Wilks. The Company has concluded that this arrangement should be treated, for accounting purposes, in accordance with ASC Topic 718, Compensation — Stock Compensation, as a deemed contribution to ProFrac by a related party and the grant of stock compensation with market conditions to Mr. Johnathan L. Wilks by ProFrac. The grant date fair value of this award was estimated to be $45.2 million and will be recognized over the estimated derived service period of approximately one year. The grant date fair value and the derived service period of this award was determined using a Monte Carlo simulation method, which incorporates the possibility that the market capitalization targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares ($18.00 at grant date), the expected common share price volatility over the expected term (79.2%), the expected dividend yield of our common shares over the expected term (0.0%), the risk-free interest rates over the expected term (2.86%), and the performance period of the award (five years). For more information, please see the section entitled “Compensation Discussion and Analysis—Stock-Based Compensation Related to Deemed Contributions.”

Potential Payments Upon Termination of Employment or Change in Control

The following tables describes the amounts and benefits that would have been paid to Mr. Randle, Mr. Turner, and Mr. Willette under the respective NEO Employment Agreement in the event of a termination of employment or the consummation of certain change in control transactions by ProFrac as of December 31, 2022, as applicable, as well as material terms specific to the Elements of Compensation described above under “Compensation Discussion and Analysis.” As of December 31, 2022, neither Mr. Johnathan L. Wilks nor Mr. Matthew D. Wilks were entitled to any payments upon a termination of employment or change in control of ProFrac.

Lance Turner

In the event that Mr. Turner’s employment is terminated by us without Cause or by Mr. Turner with Good Reason, Mr. Turner will receive a payment equal to one year of his then annual base salary, and a prorated bonus with respect to the 2022 fiscal year, in addition to the Accrued Obligations, provided that Mr. Turner enters into a general release of claims in favor of the Company and its respective affiliates, and each of their stockholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans).

The following table sets out the estimated potential payments upon such termination event for Mr. Turner, based on the assumptions discussed above and assuming such event occurred on December 31, 2022. For more detailed information regarding the potential Severance Benefits payable to Mr. Turner as of December 31, 2022, please see the “Compensation Discussion & Analysis” section above.

Mr. Turner	Termination by the Company Without Cause or by Mr. Turner for Good Reason ($)

Severance Benefits:

Severance Payment (1x Base Salary)	400,000

Prorated Annual Bonus	640,000

Accrued Obligations:	—

Total Payment	1,040,000

(1)

Amounts do not include the value associated with unvested RSUs. Information about all stock units and other unvested equity awards held by Mr. Turner as of December 31, 2022 is included in the “Outstanding Equity Awards Fiscal Year-End” table.

(2)

For 2022, the Company intends that the prorated annual bonus amount for this present hypothetical be based upon the actual Annual Bonus as defined in the NEO Employment Agreement for the 2022 fiscal year (the 2022 Actual AI Award).

Robert Willette

In the event that Mr. Willette’s employment is terminated by us without Cause or by Mr. Willette with good reason, Mr. Willette will receive payment equal to one year of his then annual base salary, and a prorated bonus with respect to the 2022 fiscal year, in addition to Accrued Obligations, provided that Mr. Willette enters into a general release of claims in favor of the Company and its respective affiliates, and each of their stockholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans).

The following table sets out the estimated potential payments upon termination for Mr. Willette, based on the assumptions discussed above and assuming such event occurred on December 31, 2022.

Mr. Willette	Termination by the Company Without Cause or by Mr. Willette for Good Reason ($)

Severance Benefits:

Severance Payment (1x Base Salary)	400,000

Prorated Annual Bonus	640,000

Accrued Obligations:	—

Total Payment	1,040,000

(1)

Amounts do not include the value associated with unvested restricted stock units. Information about all stock units and other unvested equity awards held by Mr. Willette as of December 31, 2022 is included in “Outstanding Equity Awards Fiscal Year-End” table.

(2)

For 2022, the Company intends that the prorated annual bonus amount for this present hypothetical be based upon the actual Annual Bonus as defined in the NEO Employment Agreement for the 2022 fiscal year (the 2022 Actual AI Award).

Coy Randle

As discussed in the “Compensation Discussion & Analysis” section above, Mr. Randle’s Consulting Agreement effective January 13, 2023 superseded the terms of his respective NEO Employment Agreement. The paragraphs and table below describe the estimated potential payments upon Mr. Randle’s termination of employment by the Company without Cause or by Mr. Randle for Good Reason had such termination of employment occurred on or before December 31, 2022.

In the event that Mr. Randle’s employment had terminated by the Company without Cause or by Mr. Randle for Good Reason, Mr. Randle would have received payment equal to one year of his then annual base salary, a prorated bonus with respect to the 2021 fiscal year, and the Accrued Obligations, provided that Mr. Randle had entered into a general release of claims in favor of the Company and its respective affiliates, and each of their stockholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of such plans).

Mr. Randle	Termination by the Company Without Cause or by Mr. Randle for Good Reason ($)

Severance benefits:

Severance Payment (1x Base Salary)	425,000

Prorated Annual Bonus	680,000

Accrued Obligations:	—

Total Payment	1,105,000

(1)

Amounts do not include the value associated with unvested restricted stock units. Information about all stock units and other unvested equity awards held by Mr. Randle as of December 31, 2022 is included in “Outstanding Equity Awards Fiscal Year-End” table.

(2)

For 2022, the Company intends that the prorated annual bonus amount for this present hypothetical be based upon the actual Annual Bonus as defined in the NEO Employment Agreement for the 2022 fiscal year (the 2022 Actual AI Award).

2022 Long Term Incentive Plan

In connection with the ProFrac IPO, the Company adopted an omnibus equity incentive plan (the “2022 LTIP”), for employees, consultants and directors of the Company and the Company’s affiliates who perform services for ProFrac. The following description summarizes the material features of the 2022 LTIP, but does not purport to be a complete description of all of the material features of the 2022 LTIP and is qualified in its entirety by reference to the full text of the 2022 LTIP.

The 2022 LTIP provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“incentive options”); (ii) stock options that do not qualify as incentive stock options (“nonstatutory options” and, together with incentive options, “options”); (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards (“restricted stock awards”); (v) RSUs; (vi) bonus stock (“bonus stock awards”); (vii) dividend equivalents; (viii) other stock-based awards; (ix) cash awards; and (x) substitute awards (referred to collectively herein with the other awards as the “awards”). The vesting, exercise or settlement of awards may be subject to the achievement of one or more performance criteria selected by the Administrator (as defined below).

Eligibility

ProFrac’s employees, consultants and non-employee directors, and employees, consultants and non-employee directors of the Company’s affiliates, are eligible to receive awards under the 2022 LTIP.

Administration

The Compensation Committee (the “Administrator”) administers the 2022 LTIP pursuant to its terms and all applicable state, federal or other rules or laws. The Administrator has the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of Common Stock), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercisability of an award, delegate duties under the 2022 LTIP and execute all other responsibilities permitted or required under the 2022 LTIP.

Securities to be Offered

Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation or similar corporate event, a number of shares of Common Stock equal to 3,120,708 is available for delivery pursuant to awards under the 2022 LTIP as of the date of this Proxy Statement. If an award under the 2022 LTIP is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2022 LTIP.

Types of Awards

Options. ProFrac may grant options to eligible persons including: (i) incentive options (only to employees of the Company or its subsidiaries) which comply with Section 422 of the Code; and (ii) non-statutory options. The exercise price of each option granted under the 2022 LTIP will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of common stock as of the date of grant (or 110% of the fair market value for certain incentive options), nor may the option be re-priced without the prior approval of the Company’s stockholders. Options may be exercised as the Administrator determines, but not later than ten years from the date of grant. The Administrator will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in common stock, other awards or other property) and the methods and forms in which Common Stock will be delivered to a participant.

SARs. A SAR is the right to receive a share of Common Stock, or an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the grant price of the SAR, as determined by the Administrator. The exercise price of a share of Common Stock subject to the SAR shall be determined by the Administrator, but in no event shall that exercise price be less than the fair market value of the Common Stock on the date of grant. The Administrator has the discretion to determine other terms and conditions of an SAR award.

Restricted Stock Awards. A restricted stock award is a grant of shares of Common Stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of the 2022 LTIP or an award agreement, the holder of a restricted stock award will have rights as a stockholder, including the right to vote the shares of Common Stock subject to the restricted stock award or to receive dividends on the Common Stock subject to the restricted stock award during the restriction period. The Administrator shall provide, in the restricted stock award agreement, whether the restricted stock will be forfeited upon certain terminations of employment. Unless otherwise determined by the Administrator, Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock award with respect to which such Common Stock or other property has been distributed.

Restricted Stock Units. RSUs are rights to receive shares of Common Stock, cash, or a combination of both at the end of a specified period. The Administrator may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the RSU award agreement, and those restrictions may lapse at such times determined by the Administrator. RSUs may be settled by delivery of shares of Common Stock, cash equal to the fair market value of the specified number of shares of Common Stock covered by the RSUs, or any combination thereof determined by the Administrator at the date of grant or thereafter. Dividend equivalents on the specified number of shares of Common Stock covered by RSUs may be paid on a current, deferred or contingent basis, as determined by the Administrator on or following the date of grant.

Bonus Stock Awards. The Administrator is authorized to grant Common Stock as a bonus stock award. The Administrator will determine any terms and conditions applicable to grants of Common Stock, including performance criteria, if any, associated with a bonus stock award.

Dividend Equivalents. Dividend equivalents entitle a participant to receive cash, Common Stock, other awards or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments at the discretion of the Administrator. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than a restricted stock award or a bonus stock award).

Other Stock-Based Awards. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Common Stock.

Cash Awards. Cash awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other award.

Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the 2022 LTIP or under another equity incentive plan or any other right of an eligible person to receive payment from ProFrac. Awards may also be granted under the 2022 LTIP in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with ProFrac or one of ProFrac’s affiliates.

Certain Transactions

If any change is made to ProFrac’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Common Stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the 2022 LTIP. The Administrator has the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Plan Amendment and Termination

The Board may amend or terminate the 2022 LTIP at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of the stockholders, to amend any outstanding stock option or stock appreciation right to reduce its exercise price per share. The 2022 LTIP will remain in effect for a period of ten years (unless earlier terminated by the Board).

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Johnathan L. Wilks, our CEO.

For 2022, our last completed fiscal year:

•	The total compensation of our median employee was $76,253, calculated pursuant to the same methodology as that used to determine pay for our CEO in the “Summary Compensation Table” included above; and

•	The total compensation of our CEO, as reported in the “Summary Compensation Table” included above, was $2,327,983.

Based on this information, for 2022 the ratio of the total compensation of our CEO to the median employee total compensation was reasonably estimated to be 31 to 1.

Identification of the Median Employee

We identified our median employee for 2022 based on W-2 income, with compensation annualized for permanent full-time or part-time employees who did not work for the entire fiscal year. We selected this compensation approach because we believe it reasonably identifies our median employee based on our compensation practices, geographic profile of our business, and the growth of our employee base in 2022. Using this methodology, we determined that our median employee was a full-time, hourly employee working for ProFrac Services, LLC in our Pleasanton District.

Calculation of Median Employee’s Compensation

In determining the annual total compensation of approximately $76,253 for our median employee, as required by SEC rules, we calculated the employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K, consistent with how we determine our CEO’s total compensation for fiscal year 2022 in the “Summary Compensation Table.”

Calculation and Use of CEO Pay Ratio

The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Currently, neither the Compensation Committee nor our management used the CEO Pay Ratio described above to make compensation decisions.

Pay Versus Performance
As
required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.
This disclosure was prepared in accordance with the requirements of Item 402(v) and does not necessarily reflect the value actually realized by our executives, how our executives’ compensation relates to company performance, or how our Compensation Committee evaluates compensation decisions in light of Company or individual NEO performance. Our Compensation Committee does not use “compensation actually paid” as a basis for making compensation decisions, nor does it use net income (as reflected below) for purposes of determining our executive’s incentive compensation. Please refer to the section above entitled “
Compensation Discussion and Analysis
” for a description of how executive compensation relates to Company performance and how our Compensation Committee makes its compensation decisions.
2022 Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($M) (7)	Adjusted EBITDA ($M) (8)
					Total Stockholder Return (TSR) ($) (5)	Peer Group Total Stockholder Return (TSR) ($) (6)

2022	2,324,952	2,794,186	2,680,709	3,264,406	139.15	115.44	165.10	811.2

2021	248,378	248,378	260,454	260,454	— (9)	— (9)	(43.5)	134.7

2020	230,798	230,798	313,245	313,245	— (9)	— (9)	(118.5)	72.8

(1)	Matthew D. Wilks was our PEO for each year presented.
(2)
SEC rules require certain adjustments be made to the “Total” column as reported in the “
Summary Compensation Table
” to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The equity values are calculated in accordance with
ASC Topic 718, Compensation — Stock Compensation
. Valuation assumptions used to calculate fair values used a consistent process as done on the date of grant and were not materially different from those disclosed at the time of grant. The following tables detail these adjustments for our PEO:

Matthew D. Wilks
	2020	2021	2022

Summary Compensation Table Total	230,798	248,378	2,324,952

Less Grant Date Fair Market Value of Equity Awards Granted During the Fiscal Year	—	—	1,145,481

Plus Fair Market Value at Fiscal Year End of Outstanding Equity Awards Granted During The Fiscal Year	—	—	1,614,715

Compensation Actually Paid to Mr. Matthew D. Wilks	230,798	248,378	2,794,186

(3)	The individuals comprising the non-PEO NEOs for each year presented are listed below:

2020	2021	2022
Coy Randle Brian Uhlmer	Coy Randle Brian Uhlmer Johnathan L. Wilks Robert Willette	Coy Randle Lance Turner Johnathan L. Wilks Robert Willette

Table of Contents

(4)
As discussed in footnote (2), SEC rules require certain adjustments to be made in order to determine “compensation actually paid” as reported in the Pay versus Performance table above. The following table details these adjustments for the non-PEO
NEOs:

Non-PEO NEOS
	2020	2021	2022

Summary Compensation Table Total	313,245	260,454	2,680,709

Less Grant Date Fair Market Value of Equity Awards Granted During the Fiscal Year	—	—	1,430,180

Plus Fair Market Value at Fiscal Year End of Outstanding Equity Awards Granted During The Fiscal Year	—	—	2,013,877

Compensation Actually Paid to our Non-PEO NEOs	313,245	260,454	3,264,406

(5)	The Company’s TSR for each applicable fiscal year is calculated based on a fixed investment of $100 as of May 13, 2022 (the date of the Company’s IPO).
(6)
Represents the weighted peer group cumulative TSR from May 13, 2022 (the date of the Company’s IPO), weighted according to the respective companies’ stock market capitalization at the beginning of the period. The peer group used for this purpose includes Cactus, Inc., Champion X Corporation, Helmerich & Payne, Inc., Liberty Energy Inc., NexTier Oilfield Solutions Inc., NOV Inc.,
Patterson-UTI
Energy, Inc., ProPetro Holding Corp., U.S Silica Holdings, Inc. and Weatherford International plc., which together comprise the Company’s 2023 compensation peer group.

(7)	The dollar amounts reported represent the amount of net income (loss) previously disclosed in the Company’s audited GAAP financial statements for the applicable year, as required by Regulation S-X.
(8)
While we use numerous financial and
non-financial
performance measures to evaluate performance under our compensation programs, Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance. Adjusted EBITDA is not a financial measure presented in accordance with generally accepted accounting principles in the United States (“GAAP”) and should not be considered as a substitute for net income, net loss, operating loss or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. More information on Adjusted EBITDA can be found below under the section of this Proxy entitled “
Use of 2022 Adjusted EBITDA in Setting Compensation
.”

(9)	Because the Company’s IPO occurred on May 13, 2022, the Company’s TSR cannot be calculated for the selected period and therefore no meaningful comparison to the Peer Group TSR can be presented.
Use of 2022 Adjusted EBITDA in Setting Compensation
In 2022, the Compensation Committee used the Company’s Adjusted EBITDA as the most relevant financial performance metric for the compensation of our NEOs.
“Adjusted EBITDA” is not a financial measure presented in accordance with generally accepted accounting principles in the United States (“GAAP”). It is equal to EBITDA (earnings before interest expense, income taxes, depreciation and amortization) adjusted to exclude, among other things: gains and losses from asset sales; unrealized foreign currency translation gains and losses in respect of indebtedness; certain non-recurring
gains and losses; stock based compensation expense; certain other non-cash
amounts included in the determination of net income; charges and revenue reductions resulting from purchase accounting; minority interest; consulting expenses incurred for cost reduction, operating restructuring and business improvement efforts; expenses realized upon the termination of employees and the termination or cancellation of leases, software licenses or other contracts in connection with the operational restructuring and business improvement efforts; expenses incurred in connection with permitted acquisitions; any impairment charges or write-offs of intangibles; and any extraordinary, unusual or non-recurring
charges, expenses or losses.
Analysis of the Information Presented in the Pay versus Performance Table
In this section, we provide a narrative analysis providing, for the past three fiscal years, a summary of the relationship between our PEO’s and non-PEO
NEOs’ “compensation actually paid” and the Company’s (i) Net Income, (ii) the Company’s Adjusted EBITDA and (iii) TSR, and additionally, our Peer Group TSR. As described in more detail in the “
Compensation Discussion and Analysis
” above, our executive compensation program reflects a
pay-for-performance
philosophy that emphasizes long-term equity awards intended to align our executives’ interests with stockholders’ long-term interests. Thus, the value of these awards and, therefore, a large portion of the compensation actually paid to our NEOs is inherently correlated to the Company’s stock price over time. Please refer to the section entitled “
Compensation Discussion and Analysis
” above for more information about our executive compensation program.

Table of Contents
Over the three-year period from 2020 to 2022, our Net Income, Adjusted EBITDA and “Compensation Actually Paid” to our PEO and the average “Compensation Actually Paid” to our non-PEO
NEOs have all increased (except that the “Compensation Actually Paid” to our non-PEO
NEOs decreased in 2021). The substantial improvement in our Net Income and our Adjusted EBITDA between 2021 and 2022 is directionally aligned with the increase in “Compensation Actually Paid” over the same period.
The Company’s TSR for 2022 was $139.15 calculated based on a fixed investment of $100 as of May 13, 2022 (the date of the Company’s IPO), as opposed to a Peer Group TSR of $115.44, calculated on the same basis. The Company’s TSR therefore exceeds Peer Group TSR for 2022 by over 20%. Because the Company’s IPO occurred in 2022, the Company’s TSR cannot be calculated for prior fiscal years, and no meaningful comparison can be made with Peer Group TSR for prior fiscal years.
Financial Performance Measures
Our Compensation Committee believes in a holistic evaluation of our NEOs’ and the Company’s performance and uses a mix of both financial and non-financial
measures to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important used to link the “compensation actually paid” to our NEOs’ for fiscal 2022 compensation to the Company’s performance are listed in the table below.

Adjusted EBITDA

Adjusted Free Cash Flow

Peer Group Analysis

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed above under “Compensation Discussion and Analysis” and “Proposal No. 1: Election of Directors,” respectively, the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

•	the Company has been or is to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•

any of the Company’s directors or executive officers or holders of more than 5% of ProFrac’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

In the normal course of business, the Company has entered into transactions with related parties where the Wilks Parties hold a controlling financial interest. During the years ended December 31, 2022, 2021 and 2020, the Company had related party transactions with the following related party entities:

Automatize, LLC (“Automatize”) is a logistics broker that facilitates the last-mile delivery of proppants on behalf of its customers, including the Company. Amounts paid to Automatize include costs passed through to third-party trucking companies and a commission retained by Automatize. These payments are recorded in cost of revenues, exclusive of depreciation and depletion on our consolidated statements of operations.

Cisco Logistics, LLC (“Cisco Logistics”) is a logistics company that delivers sand and equipment on behalf of its customers, including the Company. Amounts paid to Cisco Logistics are recorded in cost of revenues, exclusive of depreciation and depletion on our consolidated statements of operations. Additionally, during 2021 the Company incurred costs associated with the refurbishment of certain equipment owned by Cisco Logistics and recorded a receivable of $1.5 million for reimbursement of these expenditures.

Equify Risk Services, LLC (“Equify Risk”) is an insurance broker that negotiates and secures insurance policies on behalf of its customers, including the Company. Amounts paid to Equify Risk are recorded in selling, general and administrative expenses on our consolidated statements of operations.

Equify Financial, LLC (“Equify Financial”) is a finance company that provides equipment and other financing to its customers, including the Company. Amounts paid to Equify Financial are recorded in interest expenses on our consolidated statements of operations, and repayments of long-term debt on our consolidated statements of cash flows.

Wilks Brothers, LLC (“Wilks Brothers”) is a management company which provides administrative support to various businesses within its portfolio. Wilks Brothers and certain entities under its control will at times incur expenses on behalf of the Company, billing the Company for these expenses at cost as well as certain management fees. Amounts paid to Wilks Brothers are generally recorded in selling, general and administrative expenses on our consolidated statements of operations.

Interstate Explorations, LLC (“Interstate”) is an exploration and development company for which the Company performs pressure pumping services, and from which the Company has a short-term lease for certain office space.

Flying A Pump Services, LLC (“Flying A”) is an oilfield services company which provides pressure pumping, acid, and cementing services, to which the Company rents and sells equipment and frac fleet components.

MC Estates, LLC, The Shops at Willow Park, and FTSI Industrial, LLC (collectively, the “Related Lessors”) own various industrial parks and office space leased by the Company. Amounts paid to the Related Lessors are recorded in selling, general and administrative expenses on our consolidated statements of operations.

Wilks Construction Company, LLC (“Wilks Construction”) is a construction company that has built and made renovations to several buildings for the Company, including construction of a new sand plant. Amounts paid to Wilks Construction are recorded in capital expenditures on our consolidated statements of cash flows.

3 Twenty-Three, LLC (“3 Twenty-Three”) is a payroll administrator which performs payroll services on behalf of its customers, including the Company. Amounts paid to 3 Twenty-Three are recorded in cost of revenues, exclusive of depreciation and depletion and selling, general and administrative expenses on our consolidated statements of operations.

Carbo Ceramics Inc. (“Carbo”) is a provider of ceramic proppant which will at times purchase conventional proppant from the Company to act as a broker for its customers. Additionally, the Company will at times purchase manufactured proppant from Carbo for the stimulation services segment.

FHE USA LLC (“FHE”) is a provider of production and well completion equipment used at the wellsite. Its RigLock™ and FracLock systems remotely connect surface equipment to the wellhead that keeps crews safer and speeds up operations while also reducing the volume of high-pressure iron. Amounts paid to FHE are recorded in capital expenditures on our consolidated statements of cash flows.

The following table summarizes revenue from related parties: (Amounts in millions)

	Year Ended December 31,
	2022	2021	2020
Flying A	$3.4	$2.7	$0.3
Carbo	0.8	1.0	0.2
Wilks Brothers	-	0.1	-
Interstate	-	0.1	-
Automatize	-	-	0.7
Other	-	-	0.1

Total revenues—related party	$4.2	$3.9	$1.3

The following table summarizes expenditures with related parties: (Amounts in millions)

	Year Ended December 31,
	2022	2021	2020
Automatize	$110.8	$80.5	$26.2
FHE	14.3	-	-
Wilks Brothers	17.0	15.5	16.6
Related Lessors	9.1	6.3	6.1
Wilks Construction	38.9	-	0.1
Equify Financial	1.0	2.9	2.3
3 Twenty-Three	0.3	1.0	1.1
Carbo	1.3	0.5	-
Cisco Logistics	-	0.5	4.2
Interstate	-	0.1	-
Equify Risk	-	-	1.6
Other	0.4	0.1	-

Total expenditures—related party	$193.1	$107.4	$58.2

The following table summarizes related party accounts receivable: (Amounts in millions)

	December 31,
	2022	2021
Flying A	$1.5	$2.4
Cisco Logistics	-	1.5
Carbo	0.1	0.6
Interstate	0.3	-
Other	0.2	-

Total accounts receivable—related party	$2.1	$4.5

The following table summarizes related party accounts payable: (Amounts in millions)

	December 31,
	2022	2021
Automatize	$8.8	$11.2
Wilks Brothers	7.1	10.0
Wilks Construction	7.9	0.1
Carbo	0.2	-

Total accounts payable—related party	$24.0	$21.3

Additionally, in January and February of 2021, ProFrac Holdings, LLC executed two agreements with one of ProFrac Holdings, LLC’s members for the sale of certain lots of equipment, in exchange for $8.7 million in cash, an amount that approximates the net book value of the assets. Under these agreements, for any assets subsequently resold by the member, ProFrac Holdings, LLC would reimburse the member for a certain percentage of the net loss, or conversely would be entitled to a certain percentage of the net gain, at rates established in the agreements. As of December 31, 2022, substantially all of the assets have been sold by the member and no adjustment to the consideration paid was necessary.

On February 4, 2022, THRC Holdings, LP entered into a Rights Agreement with Encantor Properties LP, one of the sellers from whom the Company purchased the West Munger property, under which the related party was assigned rights to $8.1 million of the $30.0 million in consideration related to the West Munger acquisition. In May 2022, as part of the IPO, the sellers of West Munger were issued 2,114,273 shares of Common Stock in exchange for the $30.0 million consideration related to the West Munger acquisition.

On January 11, 2023, the Board approved the appointment of Mr. Coy Randle, the then Chief Operating Officer of ProFrac, to the Board of ProFrac. Additionally, Mr. Randle entered into a consulting agreement with ProFrac., effective as of January 13, 2023, pursuant to which Mr. Randle agreed to provide general operational advice to ProFrac and its direct and indirect operating subsidiaries for an annual fee of $0.2 million. Pursuant to the consulting agreement, ProFrac will also pay healthcare insurance premiums on behalf of Mr. Randle and will allow Mr. Randle to use a Company vehicle for the duration of the consulting agreement. The consulting agreement has a term of one (1) year and will renew automatically for one (1) additional year unless either party notifies the other in writing at least sixty (60) days prior to the initial one (1) year termination date.

Related Party Debt Agreements

REV Note

In connection with our acquisition of REV Energy Holdings, LLC (“REV”), a subsidiary of the Company, on December 30, 2022, $39.0 million of the purchase price was financed through a seller-financed note (the “REV Note”). The REV Note matures on June 30, 2025 and bears interest at an annual rate of 2.3%. The REV Note required a $20.0 million principal payment which was made on April 3, 2023, and minimum quarterly payments of $2.1 million thereafter. The Company has an option to prepay the loan in whole or in part without penalty or premium. The REV Note is secured by the Company’s equity interest in REV and substantially all of the assets of REV and its wholly-owned subsidiary. The REV note was initially measured at fair value in connection with the purchase of 100% of the issued and outstanding membership interests of REV, resulting in recording a debt discount of $3.6 million. The Company amortizes such discount as an adjustment to interest expense using the effective interest method over the term of the REV Note. As of December 31, 2022, our effective interest rate on the REV Note was 11.8%.

Equify Bridge Note

On March 4, 2022, a subsidiary of the Company, ProFrac Holdings II LLC (“ProFrac II”) entered into a $45.8 million subordinated promissory note with Equify Financial, LLC, as lender (“Equify Financial”), a related party, with a stated maturity date of March 4, 2027 (the “Equify Bridge Note”). The Equify Bridge Note bore interest at an annual percentage of 1.0% and was unsecured and subordinated to the indebtedness owing under the 2022 ABL Credit Facility and the 2022 Term Loan Credit Facility. In April 2022, the Company repaid $25.0 million in principal under the Equify Bridge Note. In June 2022, the Equify Bridge Note was fully paid with net proceeds from the IPO.

Best Flow Credit Facility

On February 4, 2019, a subsidiary of the Company, Best Pump and Flow, LLC (“Best Flow”) entered into a revolving loan credit agreement (the “Best Flow Credit Facility”), with Equify Financial, as lender. The Best Flow Credit Facility provided for a revolving credit facility in an aggregate principal amount at any time outstanding up to $9.0 million, subject to borrowing base availability. The Best Flow Credit Facility had a maturity date of February 4, 2026. The interest rate under the Best Flow Credit Facility was the lesser of (i) the Prime Rate (as defined in the Best Flow Credit Facility) plus the applicable margin (3.50%) and (ii) the Maximum Rate (as defined in the Best Flow Credit Facility). All accrued but unpaid interest on the outstanding principal balance was due and payable monthly on the first day of each calendar month. The Best Flow Credit Facility was secured by a first lien on substantially all of the assets of Best Flow. On March 4, 2022, the Best Flow Credit Facility was extinguished resulting in loss on extinguishment of debt of $0.3 million.

Best Flow Note

On January 28, 2021, Best Flow issued a promissory note (the “Best Flow Note”), with Equify Financial, as holder. The Best Flow Note provided for a term loan in an initial aggregate principal amount equal to $13.0 million. Proceeds from the Best Flow Note were utilized to pay down $7.6 million of outstanding balances on the Best Flow Credit Facility and to pay down other equipment financing agreements for $5.4 million. The Best Flow Note matured on February 1, 2026, with a fixed interest rate of 8.0%. The principal and interest were paid in equal monthly amortizing amounts through maturity. Prepaid amounts were subject to a 0.19% prepayment premium. On March 4, 2022, the Best Flow Note was extinguished resulting in loss on extinguishment of debt of $1.4 million.

Alpine Promissory Note

In January 2021, a subsidiary of the Company, Alpine Silica, LLC (“Alpine”) entered into a $21.4 million promissory note with Equify Financial (“Alpine Note”). The Alpine Note amortized monthly, had an interest rate of 8.0% and had a stated maturity date in February 2027. On March 4, 2022, the Alpine Note was extinguished resulting in loss on extinguishment of debt of $1.8 million.

Redemption

Since the time of the Company’s IPO, pursuant to the Third Amended and Restated Limited Liability Company Agreement of ProFrac Holdings, LLC, a Texas limited liability company (“ProFrac LLC”) (the “LLC Agreement”), and the Certificate of Incorporation of the Company, certain members of ProFrac LLC have had the right (the “Redemption Right”) to cause ProFrac LLC to redeem all or a portion of each such member’s units in ProFrac LLC (the “ProFrac LLC Units”), together with the surrender of the same number of each such member’s shares of the Company’s Class B Common Stock, for an equivalent number of shares of the Company’s Common Stock or, at the election of our Audit Committee, cash as provided in the LLC Agreement.

Pursuant to redemption notices delivered in accordance with the LLC Agreement, all of the eligible holders of ProFrac LLC Units (the “Redeeming Members”) exercised their Redemption Rights with respect to all of their ProFrac LLC Units, representing an aggregate of 104,195,938 ProFrac LLC Units (collectively, the “Redeemed Units”), together with the surrender and delivery of the same number of shares of Class B Common Stock (the “Redemption”). The Redeeming Members include entities owned by or affiliated with the Company’s controlling stockholders, Dan Wilks and Farris Wilks, as well as Matthew D. Wilks, the Company’s Executive Chairman, an entity affiliated with Johnathan L. Wilks, the Company’s Chief Executive Officer, and Coy Randle, a member of the Company’s board of directors.

On April 7, 2023, in accordance with the LLC Agreement, the Company delivered a written notice to ProFrac LLC and the Redeeming Members setting forth the Company’s election to exercise its right to purchase directly and acquire the Redeemed Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) from the Redeeming Members.

The Company subsequently acquired the Redeemed Units by issuing an aggregate of 104,195,938 shares of Common Stock (the “New Class A Shares”) to the Redeeming Members. 101,133,202 New Class A Shares were issued on or about April 10, 2023, and the remaining 3,062,736 New Class A Shares were issued on or about April 13, 2023. The New Class A Shares were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act, on the basis that such issuance did not involve a public offering. The surrendered shares of Class B Common Stock were canceled and, after giving effect to the Redemption, no shares of Class B Common Stock remain issued and outstanding.

Review, Approval or Ratification of Transactions with of Related Persons

In accordance with our Code of Business Conduct and pursuant to its written charter, our Audit Committee is responsible for reviewing all related-party transactions that require approval according to the Company’s Related Party Transactions Policy, unless otherwise delegated to another committee of the Board consisting solely of independent directors, in accordance with Nasdaq (or other applicable stock exchange) listing standards, and either approves or disapproves of the Company’s entry into such transactions.

The Company’s written Related Party Transactions Policy defines a related party transaction as any transaction or proposed transaction in which ProFrac was or is to be a participant and the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest. Under this policy, potential related party transactions are to be approved by the Audit Committee in advance. The policy also contains procedures for the ratification of related party transactions, when deemed appropriate by our Audit Committee.

In the fourth quarter of 2022, we entered into two arrangements with related parties controlled by the Wilks Parties (the “Related Party Arrangements”), neither of which was reviewed or approved in advance by our Audit Committee in accordance with our policies and procedures that address related party transactions. The Audit Committee learned of the Related Party Arrangements during the ordinary course of its review of other, proposed related party transactions. Consequently, the Audit Committee caused the Related Party Arrangements to be renegotiated, to improve certain of their non-financial terms to the benefit of the Company. The Audit Committee also took other actions designed to improve our procedures regarding related party transactions, including instituting more robust processes for, and education to support, the timely identification of potential related party transactions.

One of the Related Party Arrangements was entered into by our subsidiary, Alpine, with Interstate Earthworks, LLC (“Earthworks”), pursuant to which Alpine engaged Earthworks to provide certain mining services to Alpine at our Lamesa Sand Mine, including mining, wet and dry loading, hauling, and furnishing certain equipment. We and Earthworks have since negotiated a new agreement for these services made effective retroactive to December 1, 2022. The new Earthworks agreement was reviewed, approved and ratified by our Audit Committee in accordance with our policies and procedures that address related party transactions taking into account, among other factors, an analysis of third-party mine contract invoices, pricing and scoping at other mines for services similar to those to be provided under the new Earthworks agreement.

The other Related Party Arrangement was entered into by our subsidiary, ProFrac II, with Wilks Ranch Texas, LTD (“Wilks Ranch”), pursuant to which ProFrac II leased an office facility from Wilks Ranch that we use for training purposes. We and Wilks Ranch have since negotiated a new lease agreement for this facility made effective retroactive to November 1, 2022. The new agreement was reviewed, approved and ratified by our Audit Committee in accordance with our policies and procedures that address related party transactions taking into account, among other factors, an analysis of third-party comparison information for office leases.

In the aggregate, we have incurred approximately $1.2 million in fees under the Related Party Arrangements through the end of the first quarter of 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 14, 2023, which reflects the Redemption, by (i) each person or entity known to us to own more than 5% of our outstanding voting securities, (ii) each of our directors, (iii) each of our NEOs and, (iv) all of our directors and executive officers as a group.

The amounts of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of securities that the person has the right to acquire within sixty days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The beneficial ownership percentages set forth in the table below are based on 158,996,801 shares of Common Stock outstanding as of April 14, 2023, which reflects the Redemption. All information with respect to beneficial ownership has been furnished by the respective stockholders, directors and executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner under “5% Stockholders” and “Directors and Executive Officers” is c/o ProFrac Holding Corp., 333 Shops Boulevard, Willow Park, Texas 76087.

Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock

5% Stockholders:

THRC Holdings, LP(1)	69,110,369	43.5%

Farris Wilks(2)	60,045,598	37.8%

Directors and Executive Officers:

Matthew D. Wilks	1,293,054	*

Johnathan L. Wilks	1,295,868	*

Lance Turner	81,480	*

Robert Willette	64,219	*

Blaine Wilbanks	34,423	*

Heather Klein	33,446	*

Matthew Greenwood	43,231	*

Coy Randle	1,274,825	*

Sergei Krylov	13,610	*

Theresa Glebocki	13,610	*

Stacy Nieuwoudt	19,860	*

Gerald Haddock	28,610	*

All directors and executive officers as a group (12 individuals)	4,197,736	2.6%

*	Less than one percent
(1)

Includes warrants exercisable for up to an aggregate of 42,744 shares of Common Stock. THRC Holdings, LP is the record holder of the shares of Common Stock reported herein. THRC Management, LLC is the general partner of THRC Holdings, LP. Dan Wilks is the sole manager of THRC Management, LLC. Accordingly, Dan Wilks may be deemed to have or share beneficial ownership of the shares of Common Stock held directly by THRC Holdings, LP.

(2)

Represents shares of Common Stock owned by the Farris and Jo Ann Wilks 2022 Family Trust and Farris Wilks. Farris Wilks serves as a trustee of such trust and, in such capacity has voting and dispositive power over the shares of Common Stock owned by such trust. Accordingly, Farris Wilks may be deemed to have or share beneficial ownership of the shares of Common Stock owned by the Farris and Jo Ann Wilks 2022 Family Trust.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. As a matter of practice, our administrative staff assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of information provided, we believe that all required Section 16(a) filing requirements were met with respect to the fiscal year ended December 31, 2022.

ADDITIONAL INFORMATION

We will mail, without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

ProFrac Holding Corp.

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Attn: Investor Relations

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is also available at https://ir.pfholdingscorp.com under “Annual Reports” in the “SEC Filings” section of our website.

OTHER MATTERS

Our Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

PROFRAC HOLDING CORP. P.O. BOX 8016, CARY, NC 27512-9903 c/o Mediant Communications YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/ACDC Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-870-7492 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided ProFrac Holding Corp. Annual Meeting of Stockholders For Stockholders of record as of April 6, 2023 TIME: Thursday, June 1, 2023 at 9:00 AM, Central Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/ACDC for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Robert Willette and Lance Turner as the named proxies (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Class A Common Stock of ProFrac Holding Corp. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring revoking any authority proxy heretofore upon such given. true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS MAY RECOMMEND. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

ProFrac Holding Corp. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL NOMINEES IN PROPOSAL NO. 1 FOR 1 YEAR FOR AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION IN PROPOSAL NO. 2 FOR RATIFICATION OF GRANT THORNTON, LLP IN PROPOSAL NO. 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors Nominees: FOR WITHHOLD 1.01 Theresa Glebocki FOR 1.02 Gerald Haddock FOR 1.03 Sergei Krylov FOR 1.04 Stacy Nieuwoudt FOR 1.05 James C. Randle, Jr. FOR 1.06 Matthew D. Wilks FOR 1YR 2YR 3YR ABSTAIN 2. To determine, in a non-binding advisory vote, whether a stockholder vote to approve FOR 1 YEAR the compensation of our named executive officers should occur every: one year; two years; or three years; FOR AGAINST ABSTAIN 3. To ratify the appointment of Grant Thornton, LLP, as the Company’s independent FOR registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/ACDC Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date